AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 29, 2002
     REGISTRATION  NO.  333-_____


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                              ____________________

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              _____________________

                          CREATIVE HOST SERVICES, INC.
                 (Name of small business issuer in its charter)
                              _____________________

                                    CALIFORNIA
                         (State or other jurisdiction of
                         incorporation or organization)

                                      5812
                          (Primary Standard Industrial
                           Classification Code Number)

                                   33-1069494
                      (I.R.S. Employer Identification No.)
                              _____________________

                               16955 Via Del Campo
                                    Suite 100
                           San Diego, California 92127
                                 (858) 675-7711
             (Address and telephone number of Registrant's principal
               executive offices and principal place of business)
                              _____________________

                                    Sayed Ali
                               6335 Ferris Square
                                   Suites G-H
                           San Diego, California 92126
                                 (858) 675-7711
            (Name, address and telephone number of agent for service)
                              _____________________

                                   COPIES TO:

                             M. Richard Cutler, Esq.
                                Cutler Law Group
                       610 Newport Center Drive, Suite 800
                             Newport Beach, CA 92660
                              ____________________

                Approximate Date of Proposed Sale to the Public.
   As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

                                       AMOUNT       PROPOSED MAXIMUM    PROPOSED MAXIMUM   AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES . .  BEING        OFFERING PRICE      AGGREGATE          REGISTRATION
TO BE REGISTERED. . . . . . . . . . .  REGISTERED   PER SHARE           OFFERING PRICE     FEE
-------------------------------------  -----------  ------------------  -----------------  -------------
Common Stock. . . . . . . . . . . . .      435,375  $         1.78 (1)  $         774,967  $      193.91
-------------------------------------  -----------  ------------------  -----------------  -------------
Common Stock issuable
upon conversion of Convertible Notes.      900,000  $         1.05 (2)  $         945,000  $      236.25
-------------------------------------  -----------  ------------------  -----------------  -------------
Common Stock issuable
upon exercise of Warrants . . . . . .      708,750  $         2.00 (3)  $       1,417,500  $      442.97
-------------------------------------  -----------  ------------------  -----------------  -------------
Common Stock issuable
upon conversion of Convertible
Notes obtained upon exercise
of broker warrants (4). . . . . . . .       90,000  $         1.05 (2)  $          94,500  $       23.63
-------------------------------------  -----------  ------------------  -----------------  -------------
Common Stock issuable
upon exercise of Warrants
obtained upon exercise of
broker warrants (4) . . . . . . . . .       70,875  $         2.00 (3)  $         141,750  $       44.30
-------------------------------------  -----------  ------------------  -----------------  -------------
       Total Registration Fee . . . .                                                      $      941.01

1. The filing fee was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based on the closing price for the referenced common stock on the Nasdaq Small Cap Market on August 27, 2001.
2. Reflects Convertible Notes issued in 18.9 Units sold in private placement at $50,000 per Unit, the securities underlying which are registered herein. Each Unit consists of one $50,000 Convertible Note and 37,500 warrants to purchase common stock at an exercise price of $2.00 per share. Price reflects conversion price of Converrtible Notes.
3.     Price  reflects  exercise  price  of  Warrants.
4. Reflects warrant issued to broker to purchase 10% of Units issued in transaction at $50,000 exercise price per Unit.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS
----------


                        2,205,000 shares of common stock


                          CREATIVE HOST SERVICES, INC.


     Creative  Host  Services,  Inc.  is  registering:

     410,375 shares for resale by an investor who received the shares upon conversion of a convertible debenture;
     990,000 shares issuable upon conversion of convertible debentures; 779,625 shares issuable upon exercise of warrants at $2.00 per share; and
      25,000 shares for our legal counsel. See "Selling Shareholders" on page 28.


  INVESTING IN THE COMMON STOCK INVOLVES RISKS.  SEE "RISK FACTORS" BEGINNING ON
                                     PAGE 3.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     All of the common stock registered by this prospectus will be sold by the selling shareholders on their own behalf at the prevailing market price when they are sold. On April 25, 2002, the last reported sale price for the common stock on the Nasdaq small cap market was $1.78 per share.








                  THE DATE OF THIS PROSPECTUS IS MAY 1, 2002

                                      Page1

                               PROSPECTUS SUMMARY

                          CREATIVE HOST SERVICES, INC.

     We acquire and operate food, beverage and other concessions at airports throughout the United States. We currently operate approximately 95 operating concession facilities at 24 airports, 93 of which we own and two of which we have franchised, including concessions at Los Angeles International Airport, Denver International Airport, Portland International Airport, and the airports in Orange County and Ontario, California; Madison and Appleton, Wisconsin; Lexington, Kentucky; Greensboro (Piedmont Triad), North Carolina; Pittsburgh and Allentown, Pennsylvania; Roanoke, Virginia; Columbia, South Carolina; Sioux Falls, South Dakota; Cedar Rapids and Des Moines, Iowa; Baton rouge and Shreveport, Louisiana; Midland, Texas; Albany, New York; Boston, Massachusetts and Saginaw (MBS), Michigan. The airport contracts include concessions that range from a concession to operate single and multiple food and beverage outlets to a master concession to operate all food and beverage, as well as news and gift and merchandise, locations at an airport. Our airport concession business is complemented by in flight catering contracts we obtain from major airlines at certain airports.

     Our offices are located at 16955 Via del Campo, Suite 100, San Diego, California 92127. Our telephone number is (858) 675-7711. You can learn more about our Company through our web site at www.creativehostservices.com.
                                                  -----------------------------

     We are registering 410,735 shares for resale by selling shareholders, all of which were obtained upon conversion of a convertible debenture. We sold 18.9 Units for $945,000, each of which consists of one $50,000 convertible note and warrants to purchase 37,500 shares of common stock. We are registering 900,000 shares which may be obtained upon conversion of the convertible notes (which are convertible at $1.05 per share) and 708,750 shares issuable upon exercise of the warrants (which are exercisable at $2.00 per share). The brokers that placed the Units obtained warrants to purchase 1.89 Units for a total of $50,000 per Unit. We are consequently registering on behalf of the brokers 90,000 shares issuable upon conversion of the convertible notes they would obtain if they exercise the broker warrants and 70,875 shares they would obtain if they exercise the warrants they would obtain if they exercise the broker warrants. Finally, we are registering 25,000 shares issuable to our legal counsel for legal services rendered in this registration statement and other corporate services (which were issued and valued at $1.02 per share).


                                      Page2

                                  RISK FACTORS

         Purchasing shares of Common Stock in Creative Host Services, Inc. is risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, among others.

     NEED FOR ADDITIONAL CAPITAL. We may not have sufficient cash flow from our current operations to enable us to acquire and build additional locations at our historic growth rate. We may be required to raise additional capital in the future to build out capital improvements for any newly awarded concession locations. We had net income of $586,261 for the year ended December 31, 2001 (approximately 1.9% of revenues) and a net loss of $68,328 for the fiscal year ended December 31, 2000 (approximately minus 0.3% of revenues). The purchase
price  and  the  potential  adjustments  are  discussed  below  in   Managements
Discussion and Analysis of Financial Condition and Results of Operations. Failure to secure adequate capital to bid, win, retain or service concession contracts will hinder our growth or force us to franchise valuable locations that we would otherwise prefer to operate directly. In addition, we presently utilize equipment leasing to finance some of our operations. Additional lease financing with rates acceptable to us may not be available, in which case we will be required to raise additional capital or cease our expansion program until such financing or capital is made available, if ever.

     DEPENDENCE ON AIRPORT CONCESSION BUSINESS. We are currently dependent on the airport concession business for substantially all of our revenues. We expect such dependence to continue for the foreseeable future. The concession business is highly competitive and subject to the uncertainties of the bidding and proposal process. Sophisticated bid packages and persuasive presentations are required in order to have an opportunity to win concession contracts at airports and other public venues. While there are thousands of airport concessions nationwide, the majority of those concessions are located in the largest 125 airports. Like other concession business operators, we must maintain our reputation with the various airport authorities and other government, quasi government and public agencies in order to remain eligible to win contracts. The terms and conditions of concession contracts must be carefully analyzed to ensure that they can be profitable for us. Certain of our locations have incurred and may in the future incur net operating losses. In addition, the failure of any single concession could have a material adverse impact on our reputation with airport authorities generally, and hinder our ability to renew existing concessions or secure new ones. We cannot be certain that we will continue to be awarded concession contracts by airports or by any other public venue, that the concession contracts will be profitable, or that we will not lose contracts that we have been awarded.

     CONCESSIONS SUBJECT TO SET ASIDES AND SPECIAL REQUIREMENTS. Prior to our initial public offering in July 1997, we qualified as a Disadvantaged Business Enterprise ("DBE") based on Mr. Ali's ownership of all of our common stock. Our historical success in securing concession locations may have been partially attributed to our DBE status. The impact of the initial public offering on our status as a DBE and the impact of any such potential loss of DBE status on our ability to secure new concession locations is unclear. To the extent that our historic rate of success in securing new airport concessions was partially attributable to our status as a DBE, that growth rate may decline if we is not recognized as a DBE or if DBE programs are eliminated or curtailed.

                                      Page3

     POSSIBLE EARLY TERMINATION OF CONCESSIONS. Certain airport authorities or airlines that operate concession locations provide in their concession agreements for the right to reacquire the concession from the concessionaire upon reimbursement of equipment and build out costs and, sometimes, a percentage of anticipated profits during the balance of the concession term. Certain of our significant concession contracts, including Los Angeles International, Des Moines, Iowa, Columbia, South Carolina, Cedar Rapids, Iowa, and others, provide for such early termination. To date, we have not had any of our concessions terminated, and we have not received notice that any airport authority is contemplating the early termination of any of our concessions. Nevertheless, we cannot be certain that these airport authorities will not exercise their contractual right to early termination of the concession contracts in the future which could hurt our profitability.

     POSSIBLE DELAY IN COMMENCEMENT OF CONCESSION OPERATIONS. The commencement of our concession operations at any airport location are subject to a number of factors which are outside our control, including construction delays and decisions by airport authorities to delay the opening of concessions. We have, in the past, experienced delays in commencing operations because of decisions by airport authorities. On of our franchisees had completed capital improvements for a facility at the Denver International Airport, only to have the airport authority close the concourse when a major airline withdrew its operations from that airport. Consequently, we bear the risk that after a concession has been awarded, the completion of capital improvements or the commencement of operations at completed facilities may be delayed. Any such delay or requirement by an airport authority for us to construct facilities during peak travel periods would adversely impact our cash flow.

     DEPENDENCE ON KEY PERSONNEL AND NEED TO ATTRACT QUALIFIED MANAGEMENT. Our success will depend largely upon our management team. Sayed Ali, our Chairman of the Board, President and Chief Executive Officer, entered into a new five-year employment agreement which commenced as of January 1, 2000. The employment agreement provides for an annual salary for Mr. Ali of $225,000 in 2002, $248,000 in 2003 and $275,000 in 2004. Mr. Ali is also entitled to be granted 60,000 additional stock options, all of which are now vested. The exercise price is 110% of the fair market value of the stock on the date of grant, and the exercise period is three years from the date of vesting. In the event of a loss of the services of Mr. Ali, our business could be harmed because we may not be able to obtain successor management of equivalent talent and experience. We obtained a $1,000,000 key man policy on Mr. Ali which we own. Given our stage of development, we are dependent upon our ability to identify, hire, train, retain and motivate highly qualified personnel, especially management personnel which will be required to supervise our expansion into various geographic areas. The failure to attract, assimilate and train key personnel could harm our business.

                                      Page4

     HIGHLY COMPETITIVE INDUSTRY DOMINATED BY LARGER COMPETITORS. We compete with certain national and several regional companies to obtain the rights from airport and other authorities to operate food, beverage, news, gift, merchandise and inflight catering concessions. The airport concession market is principally serviced by several companies which are significantly larger than us, including, but not limited to, HMS Host, Inc., CA One Services, Concessions International, and Ogden Food Services. Each of these well established competitors possesses substantially greater financial, marketing, administrative and other resources than we have. Many of our competitors have achieved significant brand name and product recognition. They engage in extensive advertising and promotional programs, both generally and in response to efforts by additional competitors to enter new markets or introduce new products. We may not be able to successfully compete for concessions with these businesses which may slow our profitability and growth.

     DEPENDENCE UPON CONTINUING APPROVALS FROM GOVERNMENT REGULATORY AUTHORITIES. The food and beverage service industry is subject to various federal, state and local government regulations, including those related to health, safety, wages and working conditions. While we have not experienced difficulties in obtaining necessary government approvals to date, the failure to obtain and retain food licenses or any other governmental approvals could harm our operating results. Moreover, our failure to meet government regulations could result in the temporary closure of one or more of our concession facilities, restaurants or the food preparation center, any of which would make those closed facilities unprofitable. In addition, operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar matters over which we have no control. We are also subject to federal and state laws, rules and regulations that govern the offer and sale of franchises.

     NO ASSURANCE OF ENFORCEABILITY OF TRADEMARKS. We utilize trademarks in our business and have registered our Creative Croissants(R) trademark. While we intend to file federal trademark registrations for certain of our other trademarks, we have not yet done so. We cannot be sure the trademark office will grant registration for such trademarks or that our trademarks do not or will not violate the proprietary rights of others, that our trademarks would be upheld if challenged or that we will not be prevented from using our trademarks. Should we believe that our trademarks are being infringed upon by competitors, we may not have the financial resources necessary to enforce or defend our trademarks and service marks.

     SEASONALITY. Because our airport concession business is dependent on pedestrian traffic at domestic airports, we experience some seasonality consistent with enplanements and general air traffic patterns. Accordingly, our revenues and income are generally expected to be lowest in the first quarter of the year and become progressively stronger through the fourth quarter, which includes the holiday travel periods.

      RISKS OF DECLINE IN STOCK PRICE. Our stock price has been volatile. The stock market in general has been extremely vulnerable and we cannot promise that the price of our common stock on the NASDAQ market will not decline. We may register more shares of its stock in the future, potentially increasing the supply of free trading shares and possibly exerting downward pressure on our stock price.

     CONTROL BY PRINCIPAL SHAREHOLDER. The principal shareholder of the Company, Mr. Sayed Ali, beneficially owns approximately 13.2% of the outstanding shares of our capital stock. Accordingly, Mr. Ali has significant influence over the outcome of all matters submitted to the shareholders for approval, including the election of directors of the Company.


                                      Page5

     FORWARD-LOOKING STATEMENTS. The following cautionary statements are made pursuant to the Private Securities Litigation Reform Act of 1995 in order for CHST to avail itself of the "safe harbor" provisions of that Act. The discussions and information in this Prospectus including the documents incorporated by reference may contain both historical and forward-looking statements. To the extent that the Prospectus contains forward-looking statements regarding the financial condition, operating results, our business prospects or any other aspect of our business, please be advised that our actual financial condition, operating results and business performance may differ materially from that projected or estimated by us in forward-looking statements. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, general decreases in air travel, intense competition, including entry of new competitors, increased or adverse federal, state and local government regulation, inadequate capital, unexpected costs, lower revenues and net income than forecast, loss of airport concession bids or existing locations, price increases for supplies, inability to raise prices, failure to obtain new concessions, the risk of litigation and administrative proceedings involving us and our employees, higher than anticipated labor costs, the possible fluctuation and volatility of operating results and financial condition, failure to make planned business acquisitions, failure of new businesses, if acquired, to be economically successful, decline in our stock price, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be alluded to in this Prospectus or in other reports filed by us.



                                      Page6

                            PRICE RANGE OF SECURITIES

     The Company's Common Stock trades on the NASDAQ Market under the symbol CHST. The Company completed its initial public offering on July 22, 1997 and its stock began trading on the Exchange at that time. The number of recordholders of the Common Stock was 100 on March 20, 2002. The Company believes that there are a significant number of beneficial owners of its Common Stock whose shares are held in "street name." The closing sales price of the Common Stock on April 28, 2002 was $1.78 per share. The following chart sets forth, for the fiscal period indicated, the high and low closing sales prices for the Company's Common Stock.

YEAR . .PERIOD                               HIGH   LOW
----    -------------                        ----   -----

2002    First Quarter                        1.34   0.97
        Second Quarter (through April 30)    1.78   1.29

2001    First Quarter                        3.21   1.18
        Second Quarter                       1.69   0.82
        Third Quarter                        1.45   0.77
        Fourth Quarter                       1.31   0.90

2000    First Quarter                       14.00   5.50
        Second Quarter                      28.15  10.37
        Third Quarter                       12.12   4.43
        Fourth Quarter                       8.73   1.81


                                 DIVIDEND POLICY

     We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the future. Instead, we intend to retain future earnings, if any, to fund the development and growth of our business.

                                    DILUTION

     The common stock offered for resale in this Prospectus has already been issued by the Company. Consequently, no further dilution will result from the resales.

                                 USE OF PROCEEDS

     We do not realize any proceeds from the sale of the shares by the selling securityholders. We have already received and utilized the proceeds received from the sale of the Convertible Debentures in our acquisition of Gladco Enterprises, Inc. as described in the business section below. We are utilizing the proceeds of the convertible notes for working capital, build out of locations and acquisitions.


                                      Page7

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     WITH THE EXCEPTION OF HISTORICAL MATTERS, THE MATTERS DISCUSSED IN THIS COMMENTARY ARE FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. FORWARD LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS CONCERNING ANTICIPATED TRENDS IN REVENUES, THE FUTURE MIX OF COMPANY REVENUES, THE ABILITY OF THE COMPANY TO REDUCE CERTAIN OPERATING EXPENSES AS A PERCENTAGE OF TOTAL REVENUES, THE ABILITY OF THE COMPANY TO REDUCE GENERAL AND ADMINISTRATIVE EXPENSES AS A PERCENTAGE OF TOTAL SALES, AND THE POTENTIAL INCREASE IN NET INCOME AND CASH FLOW. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN SUCH FORWARD LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THE INABILITY TO OBTAIN THE SUBSTANTIAL ADDITIONAL CAPITAL NECESSARY TO COMPLETE CONSTRUCTION OF CAPITAL IMPROVEMENTS AWARDED UNDER EXISTING CONCESSION AGREEMENTS, POSSIBLE EARLY TERMINATION OF EXISTING CONCESSION CONTRACTS, POSSIBLE DELAY IN THE COMMENCEMENT OF CONCESSION OPERATIONS AT NEWLY AWARDED CONCESSION FACILITIES, THE NEED AND ABILITY TO ATTRACT AND RETAIN QUALIFIED MANAGEMENT TO MANAGE OPERATIONS, THE NEED TO OBTAIN CONTINUING APPROVALS FROM GOVERNMENT REGULATORY AUTHORITIES, THE TERM AND CONDITIONS OF ANY POTENTIAL MERGER OR ACQUISITION OF EXISTING AIRPORT CONCESSION OPERATIONS, AND THE PRIOR AND POTENTIAL VOLATILITY OF THE COMPANY'S STOCK PRICE, OPERATING RESULTS AND FINANCIAL CONDITION.

OVERVIEW

     We commenced business in 1987 as an owner, operator and franchisor of French style cafes featuring hot meal croissants, fresh roasted gourmet coffee, fresh salads and pastas, fruit filled pastries, muffins and other bakery products. The restaurant franchise business has never been profitable. We have not sold a new franchise since 1994.

     In 1990, we entered the airport food and beverage concession market when we were awarded a concession to operate a food and beverage location for John Wayne Airport in Orange County, California, which is currently operated by one of our franchisees. In 1994, we were awarded our first multiple concession contract for the Denver International Airport, where we were awarded a second concession in 1994 and two subsequent concessions in 1995. The success of the franchisees operating the Orange County and Denver International Airport concessions prompted us to enter into the airport concession business. Since 1994, we have opened 95 concession locations at 24 airports. In 1996, we were awarded our first master concession contract for the airport in Cedar Rapids, Iowa, where we have the right to install and manage all food, beverage, news, gift and other services.

     As a result of this transition in our business, our historical revenues have been derived from three principal sources: airport concession revenues, restaurant franchise royalties and wholesale sales from our food preparation center. These revenue categories comprise a fluctuating percentage of total revenues from year to year. Over the past six years, revenues from concession operations have grown from 59% of total revenues in 1995 to nearly 100% of total revenues in 2001.

                                      Page8

     During the fiscal year ending December 31, 2001, we sold our interest in the assets and lease at our Asheville, North Carolina location and at one of our Denver, Colorado locations. We also sold the assets associated with our bakery operation in San Diego, California. These operations were under-performing.

     We had working capital for the fiscal year ended December 31, 2001 of $(360,062) compared to $(688,503) for the fiscal year ended December 31, 2000. Capital improvement costs incurred to meet the requirements of new airport concession contracts and the retirement of debt have placed demands on our working capital. During the fiscal year ending December 31, 2001, we raised $364,362 in capital through the sale of assets, borrowed $1,268,000 through a bank loan at an average interest rate of approximately 9% per annum, and borrowed a net of $1,779,888 against a line of credit at an average interest rate of approximately 6% per annum.

     We may have capital requirements in 2002 to finance the acquisition or construction of new airport concessions, restaurants and other concession related businesses such as news & gifts, specialty, in-flight catering and other services. In this regard, we will have additional capital requirements to the extent that we win additional contracts from our current and future airport concession bids, or enter into agreements to acquire existing airport concession businesses.

RESULTS  OF  OPERATIONS

     The following table sets forth for the period indicated selected items of the Company's statement of operations as a percentage of total revenues.

                                               FISCAL YEAR ENDED DECEMBER 31,
                                              -------------------------------
                                                          2001   2000   1999
                                -------------------------------  -----  -----
Revenues:
  Concessions. . . . . . . . .                             100%    99%    98%
  Food Preparation
     Center Sales. . . . . . .                               0      1      1
  Franchise Royalties. . . . .                               0      0      1
                                -------------------------------  -----  -----
  Total Revenues . . . . . . .                             100%   100%   100%

  Cost of Goods Sold . . . . .                              28     31     32
                                -------------------------------  -----  -----
  Gross Profit . . . . . . . .                              72     69     69

Operating Costs and Expenses:
  Payroll and
     Employee Benefits . . . .                              32     32     32
  Occupancy. . . . . . . . . .                              15     15     16
  Selling. . . . . . . . . . .                               9      8      9
  General and
     Administrative. . . . . .                               5      4      4
  Depreciation and
     Amortization. . . . . . .                               7      6      6
  Interest Expense . . . . . .                               2      4      5
  Provision for
     Income Taxes. . . . . . .                               0      0      0
  Other (Income) Loss. . . . .                               0      0      0
                                -------------------------------  -----  -----
  Net Income (Loss). . . . . .                               2%     0%   (3)%
                                              ===============================


FISCAL YEAR ENDED DECEMBER 31, 2001 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2000.

     Revenues. Our gross revenues for the fiscal year ended December 31, 2001 were $30,745,851 compared to $23,725,859, for the fiscal year ended December 31, 2000. Revenues from concession activities increased $7,139,983 ($30,646,435

                                      Page9
compared to $23,506,452) and food preparation center sales decreased $165,843 (from $171,463 to $5,620) while franchise royalties declined $7,355 (from $47,994 to $40,639), for the fiscal year ended December 31, 2001 as compared to the fiscal year ended December 31, 2000. Substantially all of the increase in concession activities is attributable to the acquisition of the Gladco locations and to a full years operation in 2001 of locations opened in 2000.

     Cost of goods sold. The cost of goods sold for the fiscal year ended December 31, 2001 was $8,716,551 compared to $7,368,000 for the fiscal year ended December 31, 2000. As a percentage of total revenues, the cost of goods sold was 28% in 2001 and 31% in 2000. The improvement in cost of goods sold as a percentage of revenue is due to efficiencies at existing locations and the consolidation of purchasing with Sysco.

     Operating costs and expenses. Operating costs and expenses for the fiscal year ended December 31, 2001 were $20,800,698, compared to $15,528,001 for the fiscal year ended December 31, 2000. Payroll expenses increased from $7,575,967 in 2000 to $9,746,338 in 2001. As a percentage of total revenues, payroll expense was 32% in both 2000 and 2001. We expect payroll expenses to increase in total dollar amounts with the addition of new concession facilities, but to decrease modestly as a percentage of revenues if existing facilities operate more efficiently and we reap the benefits of recently implemented cost control measures. The cost control measures implemented include: improving the budget process; implementing a standardized training program; and improving the efficiency of the management structure at the individual airport locations. Occupancy expenses increased from $3,563,886 in 2000 to $4,768,824 in 2001. As a percentage of total revenues, occupancy expenses were 15% in 2000 and increased to 16% in 2001. Selling expenses increased from $3,563,886 in 2000 to $4,768,824 in 2001. As a percentage of total revenues, selling expenses increased from 8% in 2000 to 9% in 2001. General and administrative expenses increased from $1,193,264 in 2000 to $1,428,234 in 2001. As a percentage of total revenues, general and administrative expenses were 4% in both 2001 and 2000.

     Interest expense. Interest expense for the fiscal year ended December 31, 2000 was $882,906 compared to $661,630 for the fiscal year ended December 31, 2001. As a percentage of total revenues, interest expense was 4% in 2000 and decreased to 2% in 2001. For the fiscal year ended December 31, 2000, $352,941 of the interest expenses was a one-time charge due to the beneficial conversion feature of the Global Capital note.

     Net income (loss). Net income for the fiscal year ended December 31, 2001 was $586,261 compared to a net loss of $(68,328) for the fiscal year ended December 31, 2000. Our management attributes the increase in net income to increased efficiencies at existing stores and the acquisition of Gladco.

     Same store sales. We operated locations at seventeen airports during both the full fiscal years ended December 31, 2000 and December 31, 2001. Sales for those locations were $19,033,973 for the fiscal year ended December 31, 2000 and $18,416,539 for the fiscal year ended December 31, 2001, representing a decrease of $617,434, or 3.2%. This decrease was due to the affect of the September 11, 2001 terrorist attacks.

FISCAL YEAR ENDED DECEMBER 31, 2000 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1999

     Revenues. Our gross revenues for the fiscal year ended December 31, 2000 were $23,725,859 compared to $18,176,951, for the fiscal year ended December 31, 1999. Revenues from concession activities increased $5,588,594 ($23,506,452

                                     Page10
compared to $17,917,858) and food preparation center sales decreased $17,220 (from $188,683 to $171,463) while franchise royalties declined $22,466 (from $70,410 to $47,944), for the fiscal year ended December 31, 2000 as compared to the fiscal year ended December 31, 1999. Substantially all of the increase in concession activities is attributable to same stores revenue increases and the acquisition of the Gladco locations.

     Cost of goods sold. The cost of goods sold for the fiscal year ended December 31, 2000 was $7,368,000 compared to $5,764,769 for the fiscal year ended December 31, 1999. As a percentage of total revenues, the cost of goods sold was 31% in 2000 and 32% in 1999. The improvement in cost of goods sold as a percentage of revenue is due to efficiencies at existing locations and the consolidation of purchasing with Sysco.

     Operating costs and expenses. Operating costs and expenses for the fiscal year ended December 31, 2000 were $15,528,001, compared to $12,002,547 for the fiscal year ended December 31, 1999. Payroll expenses increased from $5,913,200 in 1999 to $7,575,967 in 2000. As a percentage of total revenues, payroll expense was 32% in both 1999 and 2000. We expect payroll expenses to increase in total dollar amounts with the addition of new concession facilities, but to decrease modestly as a percentage of revenues if existing facilities operate more efficiently and we reap the benefits of recently implemented cost control measures. The cost control measures implemented include: improving the budget process; implementing a standardized training program; and improving the efficiency of the management structure at the individual airport locations. Occupancy expenses decreased from $3,889,437 in 1999 to $3,563,886 in 2000. As a percentage of total revenue, occupancy expense was 16% in 1999 and decreased to 15% in 2000. General and administrative expenses decreased from $2,199,910 in 1999 to $1,193,264 in 2000, and remained the same as a percentage of total revenues at 4% for 1999 and 2000. The increase was attributable primarily to increases in administrative staff. We will continue to add additional administrative staff commensurate with its growth but expect general and administrative expenses to decline as a percentage of total revenues.

     Interest expense. Interest expense for the fiscal year ended December 31, 1999 was $977,612 compared to $882,906 for the fiscal year ended December 31, 2000. As a percentage of total revenues, interest expense was 5% in 1999 and decreased to 4% in 2000 due to the retirement of the Cap Ex debt in the last quarter of 1999 and first quarter of 2000. $352,941 of the interest expenses for the fiscal year ended December 31, 2000 was a one-time charge due to the beneficial conversion feature of the Global Capital note. Without this one-time charge, interest expense as a percentage of total revenue was 2% in 2000.

     Net income (loss). Net loss for the fiscal year ended December 31, 2000 was $(68,328) compared to a net loss of $(579,758) for the fiscal year ended December 31, 1999. Net income for the fiscal year ended December 31, 2000 was $284,613 beore the one-time non-cash charge due to the valuation of the Global Capital Note. Our management attributes the decrease in net loss to increased efficiencies at existing stores and the acquisition of Gladco.

     Same store sales. We operated locations at sixteen airports during both the full fiscal years ended December 31, 1999 and 2000. Sales for those locations were $17,029,060 for the fiscal year ended December 31, 1999 and $18,314,941 for the fiscal year ended December 31, 2000, representing an increase of $1,285,881, or 7.6%.

LIQUIDITY  AND  CAPITAL  RESOURCES

     During the fiscal year ending December 31, 2001, we raised $364,362 in capital through the sale of assets, borrowed $1,268,000 through a bank loan at an average interest rate of approximately 9% per annum, and borrowed a net of

                                     Page11

$1,779,888 against a line of credit at an average interest rate of approximately 6% per annum. Accordingly, as of December 31, 2001, we had working capital of $(360,062). We may need to raise additional working capital in Fiscal 2002 for construction and acquisition of new facilities. During the first two months of 2002, we raised approximately $925,000 of capital in a private placement of convertible notes and warrants through a broker-dealer registered with the National Association of Securities Dealers, Inc. The convertible notes are convertible into a total of 900,000 shares of common stock, and the 708,750 warrants issued entitle the warrant holders to purchase a total of 708,750 additional shares of our common stock for an exercise price of $2.00 per share for a period of five years from the date of issuance. We terminated the offering in early March 2002. According to the terms of the notes and warrants, the common stock issuable upon the conversion of the notes and exercise of the warrants must be registered by us with the Securities and Exchange Commission. This registration statement is intended to effectuate that registration.

     When we are awarded a new concession facility, it is generally committed to expend a negotiated amount for capital improvements to the facility. In addition, we are responsible for acquiring equipment necessary to conduct its operations. As a result, we incur substantial expenses for capital improvements at the commencement of a concession term. Generally, however, the term of the concession grant will be for a period of 10 years, providing us an opportunity to recover our capital expenditures. Substantially all of our concession locations have been obtained in the past four years, which has resulted in significant capital needs. As a result, we have been required to seek capital, and to apply capital from operations, for the construction of capital improvements at newly awarded concession locations. We intend to continue to bid for concession locations, including bidding on larger proposals. Anticipated cash flows from operations will not be sufficient to finance new acquisitions at the level of growth that we have experienced over the past two years. Accordingly, to the extent we are successful in securing new concession contracts, we will continue to need additional capital, in addition to cash flow from operations, in order to finance the construction of capital improvements.

     We anticipate capital requirements of approximately $3.5 million in Fiscal 2002 to complete the construction of improvements at concession facilities that we have already been awarded.

     We may have more capital requirements than anticipated during 2002 if we win additional bids or acquire additional airport concession facilities. We are continually evaluating other airport concession opportunities, including submitting bid proposals and acquiring existing concession owners and operators. The level of our capital requirements will depend upon the number of airport concession facilities that are subject to bid, as well as the number and size of any potential acquisition candidates that arise. We cannot be certain that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all.


                                     Page12

                                    BUSINESS

THE  CONCESSION  BUSINESS

     We are primarily engaged in the business of acquiring and operating food, beverage and other concessions at airports throughout the United States. We currently have approximately 95 operating concession facilities at 24 airports, 93 of which we own and two of which are franchised to us, including concessions at Los Angeles International Airport, Denver International Airport, Portland International Airport, and the airports in Orange County and Ontario, California; Madison and Appleton, Wisconsin; Lexington, Kentucky; Greensboro
(Piedmont Triad), North Carolina; Pittsburgh and Allentown, Pennsylvania; Roanoke, Virginia; Columbia, South Carolina; Sioux Falls, South Dakota; Cedar Rapids and Des Moines, Iowa; Baton rouge and Shreveport, Louisiana; Midland, Texas; Albany, New York; Boston, Massachusetts and Saginaw (MBS), Michigan. The airport contracts include concessions that range from a concession to operate single and multiple food and beverage outlets to a master concession to operate all food and beverage, as well as news and gift and merchandise, locations at an airport. Our airport concession business is complemented by inflight catering contracts awarded to us by major airlines at certain airports.

     Concessions to operate food and beverage and other retail operations at domestic airports are generally granted by an airport authority pursuant to a request for proposal process. Proposals generally contain schematic drawings for the concession layout, a commitment to make capital improvements at the concession location, and sample menus. Rent is paid to the airport authority on the basis of a percentage of sales, with a minimum amount of rent guaranteed by the concessionaire. For airport locations with a history of operations, we evaluate information concerning historical revenues for the location to determine the amount to bid for both percentage and minimum rent. For locations that are newly constructed, we evaluate projections for the number of passengers expected to use the airport and amounts to be spent per person at airport concessions to form a revenues projection. Given the requirement to make capital improvements, we make large capital outlays at the beginning of a concession term, which we seek to recover during the remaining term. Concessions are usually awarded for a ten-year term. Generally concessions are resubmitted for proposals at the end of the term and we must resubmit a bid to secure an additional ten-year term.

     We have secured nearly all of our existing airport concessions through the request for proposal process. We believe our success in securing concessions through this process is attributable to tailoring our bids to each specific airport's needs, offering a unique selection of quality food and beverages, and a distinctive decor. In our proprietary menu items we strive to provide foods that are healthy and higher quality than typical fast food or cafeteria-style products, while maintaining value pricing. Our Bakery/Deli style restaurants feature a selection of croissant sandwiches and a selection of vegetable, fruit and pasta salads. At locations that are anticipated to have higher revenues, our strategy is to secure franchise relationships with nationally recognized food and beverage companies as part of our proposals. We have entered into agreements with several such companies, including Carl's Jr., Schlotsky's Deli, Nathan's Hotdogs and TCBY Yogurt. Under these arrangements, we own the concession rights from the airport authority and our employees operate the location. We then pay franchise fees under a franchise agreement. Our strategy is to continue to develop relationships with a number of national and regional food and beverage companies, which we expects will provide us with the flexibility to tailor product offerings to meet a particular airport's desires.

     While we have seriously pursued the submission of proposals only since 1989, we have been successful in a significant number of the proposals we have submitted. Our management attributes this success in winning airport proposals principally to our efforts to customize each bid, striving to make creative

                                     Page13
proposals that address local preferences and distinguish us from our competitors in our offering of decor as well as food products. We focus on small to medium size airports and have found a niche market. The following are examples of our approaches to the concession business:

     Master concession: We will generally seek to become the master concessionaire for all airport services, including food and beverage, lounge and bar, specialty retail, news and gifts, and other services at airports with at least 400,000 enplanements per year. We currently serve as the master concessionaire at the Cedar Rapids, Iowa airport.

     Cafe and spirits: If the opportunity for a master concession is not available, then we submit bids utilizing specific food and beverage concepts, or other service concepts depending on the nature of the concession. One such concept is "cafe and spirits" which features various branded and nonbranded food and beverages, such as TCBY Yogurt and Creative Croissants, along with a bar, lounge and mini library. We currently operate Cafe and Spirits formats at all Creative Croissants locations that serve liquor.

     Creative Croissants-Registered Trademark- Bakery Deli: We can implement our bakery/deli concept, Creative Croissants, either as a stand alone concession or as part of a food court, depending on the preference of the airport authority and the available concession category. We currently operate Creative Croissants at nearly every airport we currently service.

     Attaining franchise rights: For larger concessions, where the airport desires branded food products, we attempt to secure franchise rights from nationally or regionally recognized food and beverage companies. We have entered into Franchise Agreements with (i) TCBY Yogurt to operate TCBY franchises at our Lexington, Roanoke, Columbia and Cedar Rapids concession facilities; (ii) Carl's Jr./Green Burrito to operate franchises at our two Ontario, California concession facilities; (iii) ICBY to operate ICBY franchises at our Greensboro, Des Moines, Allentown and Sioux Falls concession facilities; (iv) Schlotsky's to operate a Schlotsky's Deli at Pittsburgh; and (v) Nathan's Hot Dog to operate franchises at various airports. We may in the future purchase and operate franchises from other major food or beverage franchisors to include in our bid proposals.

     Acquisition of other concessionaires: We have also sought to expand our physical presence at airports by acquiring existing concessionaires with one or more airport locations. Generally, the airport authority overseeing the operations at the airport will have the right under the existing concession agreement to approve the change in control. The strengths we demonstrate in the request for proposal process are used to secure the consent of an airport authority to a transfer of concession rights in an acquisition of an existing location. We have typically negotiated for an extension of the concession term in exchange for additional capital improvements or additional facilities or menu items to be offered at the concession location as part of securing the airport authority's consent to the transfer.

     In October 2000, we completed the acquisition of Gladco Enterprises, an airport concessions company from Pittsburgh, Pennsylvania with annual revenues of approximately $10 million. Our strategy is to expand our captive audience business to more airports in the United States, and eventually to other public venues. We also intend to seek to expand the types of concession services that we provide, and to be awarded more multiple and master concession contracts such as the one we have been awarded for the Cedar Rapids, Iowa airport. While we have historically focused on the food and beverage segment, we intend to seek concession awards to provide newsstands, gift shops, specialty stores and other services to augment our food and beverage business at airports and other venues.

                                     Page14

     Prior to our initial public offering in July 1997, we qualified as a Disadvantaged Business Enterprise ("DBE") based on Mr. Ali's ownership of all of our common stock. Our historical success in securing concession locations may have been partially attributed to our DBE status. The impact of the initial public offering on our status as a DBE and the impact of any such potential loss of DBE status on our ability to secure new concession locations is unclear. To the extent that our historic rate of success in securing new airport concessions was partially attributable to our status as a DBE, that growth rate may decline if we is not recognized as a DBE or if DBE programs are eliminated or curtailed.

     In analyzing a concession opportunity, particularly in the airport industry, we evaluate the following factors, among others: (1) the estimated rate of return on the investment in the facilities, (2) the historical performance of the location, (3) the historical and estimated future number of annual enplanements at the airport, (4) the competition in the vicinity of the proposed facility, (5) the rent and common area maintenance charges for the proposed facilities and (6) the length of the proposed concession term. In customizing the design proposal and theme for a concession opportunity, we analyze the character of the community and the expected preferences of the patrons (for example, whether they are primarily tourists or business persons) to determine the most attractive facility. The scope of the contract and the size and shape of the site are other elements considered in the analysis.

     As part of any proposal or acquisition, we receive information concerning any historical operations conducted at the specific location. Generally, an airport authority will provide three years of historical information for a location with its request for proposal. Similarly, in an acquisition transaction, we will review a target operator's historical performance as part of our due diligence review. In either scenario, we then evaluate the estimated impact on revenues and gross margins that will result from any remodeling, capital improvements and menu changes. Where the concession location is to be newly constructed, such as at the Newark New Jersey, airport, we review estimates of passenger enplanements for the new terminals and amounts typically spent per passenger at concessions.

     Once we have been awarded a concession contract at an airport, we are generally scheduled to assume the management of the existing facilities within 90 to 120 days after the award, or to commence construction of an entirely new facility within three to six months after the award. We are generally required to place three types of bonds with an airport authority before we may take over operations at a concession. In connection with our bid, we are occasionally required to post a bond for the amount of capital improvements we are committed to make at the airport. During commencement of construction for any specific construction project, we are required to post a construction bond for the specific facilities to be constructed. This bond terminates upon completion of each specific project and the bond for all of the capital improvements expires upon completion of all capital improvements for the airport. In addition, we are required to post a performance bond to cover some specified percentage of our minimum rent obligations. This bond remains in place during the term of the concession. To date we have not experienced significant difficulty in securing bonds for our obligations to various airport authorities. Our bonding capacity is limited by our size, and have therefore limited the projects on which we could bid. If we continue to grow, we anticipate increasing our bonding capacity and the ability to bid for larger projects at the largest domestic airports.

     Typically we operate an existing facility for two to three months before beginning the remodeling of the site according to the specifications in our airport bid proposal. During the remodeling phase of an existing facility, which usually takes 45 to 60 days, the facility is either closed or serves at minimal levels. Once the remodeling is completed, the facility opens for full service, generally for most hours during which the airport is actively operating.

                                     Page15

ACQUISITION  OF  GLADCO  ENTERPRISES,  INC.

     On October 9, 2000, we completed the closing of the acquisition of Gladco Enterprises, Inc., a company located near Pittsburgh, Pennsylvania that currently manages concessions in five airports.

     We completed the acquisition of Gladco in accordance with the terms of a Purchase Agreement. In accordance with the Purchase Agreement, we acquired 100% of the stock of Gladco, HLG Acquisition Corporation, a Pennsylvania corporation and an affiliate of Gladco, and HLG Franchise Marketing Company, a Pennsylvania limited partnership and an affiliate of Gladco, from Edwin L. Klett, Louis Coccoli, Jr., Herbert H. Gill and the Virgil A. Gladieux Marital Trust in consideration for an aggregate amount equal to $7,000,000 (subject to adjustments as set forth in the Purchase Agreement), payable as follows: (i) $300,000 in cash which had been prepaid as a deposit, (ii) the payment of all outstanding principal and accrued interest of, or assumption of obligations and liabilities as set forth in the Purchase Agreement, which were not in excess of $2,500,000; (iii) the issuance of shares of our common stock equal to $500,000 divided by the average of the closing prices of our common stock on the NASDAQ Small Cap exchange for each of the thirty trading days ending two days prior to closing of the transaction (this resulted in an average price of $7.18, which resulted in 69,638 shares issued); and (iv) approximately $3.7 million in cash. We agreed to register the shares of common stock which we completed. The total issued shares to the sellers was approximately 0.1% of our issued and outstanding common stock immediately after the acquisition.

     We agreed to permit the sellers to elect, by written notice to us, to require us to repurchase the shares when they are freely tradable and registered at a price equal to the per share issuance price times the number of shares repurchased. We repurchased a total of 39,694 of these shares in June 2001 for total consideration of $285,003, leaving 29,944 of these shares outstanding.

     We also agreed to increase the purchase price at any time up to one year from closing by $280,000 upon execution of a definitive lease, sub-lease or other operating agreement with respect to each of the two retail sites and commercial operations at the Newark, New Jersey International Airport. We signed a lease for the Newark, New Jersey International Airport within the one year period from closing. As a result, we fulfilled our obligation to increase the purchase price by $280,000.

     We agreed to employ Mr. Coccoli in an executive capacity and as President of Gladco.

     The consideration exchanged pursuant to the Acquisition Agreement was negotiated between Gladco and our management.

     In evaluating Gladco as a candidate for the acquisition, we used criteria such as the value of the airport concession assets of Gladco, its airport relationships, cash flows, potential growth and its history with the various airport operations. We determined that the consideration for the merger was reasonable.

     We obtained part of the funds for the acquisition of Gladco by the sale of 7% Convertible Debentures due September 26, 2003 which resulted in net proceeds of approximately $1,831,000.

     We intend to continue the historical businesses and proposed businesses of Gladco.


                                     Page16

     Gladco is a Pittsburgh-based hospitality and service company with $10.5 million in annual revenues, that operates food and beverage concessions in five international airports, including Pittsburgh International; Atlantic City International; Logan International, in Boston; Albany International, in New York; and M.B.S. International in Freeland, Michigan. Gladco operates 22 individual concessions within those airports. Those concessions, combined with our current concessions, give the combined companies locations in a total of 25 airports nationally, and approximately 95 overall concessions within those airports. Our management believes that the Gladco acquisition also improves each company's available co-branding product mix.

     In management's view, the Creative Host/Gladco business combination is both strategic and synergistic, providing an experienced management team, heightened East Coast presence, and creating an infrastructure that provides efficient management, setting the stage for additional growth both internally and through acquisition. With our ability to raise equity, combined with years of experience of Mr. Coccoli and Mr. Ali, it may open the doors for further opportunities.

     Upon completion of the acquisition, Gladco became a wholly-owned subsidiary of Creative Host, with no noticeable change to any of Gladco's storefronts, method of operation or Gladco's current management team, led by 30-year industry veteran, Louis Coccoli, Jr., who will remain President of Gladco. Through the acquisition, we enhanced our presence on the East Coast through representation by Gladco's corporate office in Pittsburgh.

     Gladco currently manages concessions in five airports. Gladco has also signed a lease for two store locations in the Newark, New Jersey International Airport, with projected annual sales of more than $3.7 million. In addition to its own signature facilities, Gladco operates several national brands, including Schlotzky's Deli, Hot Licks Bar & Grill and Samuel Adams Brew Pub, and has an exclusive agreement with Yuengling Brewery, the oldest brewery in the United States.

     The combined companies are expected to realize the benefits of having East Coast and West Coast offices, providing geographically appealing management, operations consolidation, additional industry contacts and clout, and creativity enhancements from combined co-branding and airport concessions experience. As a company, Gladco has focused its bids to include bar and lounge services that return higher margins than typical food service concessions, which compliment our existing operations.

CONCESSION  LOCATIONS

     The following table identifies our existing airport concessions and those which have been awarded and are expected to be in operation in 2002, including the facilities acquired when we purchased Gladco Enterprises, Inc. in October 2000:

                                     Page17

                    EXISTING AND AWARDED CONCESSION LOCATIONS
                       Year Ended December 31, 2001

                                                                                Dated of
                                                                                Completion
                                                                Date            or Expected
Name/Location of . . . . . . . . . . . . .  Description of      Commenced       Completion     Expiration Date   2001
Concession . . . . . . . . . . . . . . . .  Concession          Operations      of Remodeling  of Contract       Revenue
------------------------------------------  ------------------  --------------  -------------  ----------------  ----------

Charleston, SC (1) . . . . . . . . . . . .  Food and Beverage   July 2000       January 2001   January 2011      $1,787,617

Baton Rouge (1). . . . . . . . . . . . . .  Food and Beverage   July 1999       July 2000      July 2010         $  776,499

Shreveport,. . . . . . . . . . . . . . . .  Food and Beverage   May 1999        February 1996  November 2009     $  574,464
Lousiana (1) . . . . . . . . . . . . . . .                                      & May 1999

Midland, Texas (1) . . . . . . . . . . . .  Food and Beverage   January 1999    January 1999   September 2007    $  836,488

Ontario, California. . . . . . . . . . . .  Food and Beverage   September 1998  September      July 2008         $1,727,567
                                                                                1998

John F. Kennedy. . . . . . . . . . . . . .  Food and Beverage   October 1999    July 1999      May 2008 (2)      Franchise
International (2)

Greensborough. . . . . . . . . . . . . . .  Food and Beverage   December 1997   November 1998  May 2008          $2,305,328
(Piedmont Triad)
North Carolina (1)

Sioux Falls, South . . . . . . . . . . . .  Food and Beverage   August 1997     March 1999     August 2007       $  708,188
Dakota (1) . . . . . . . . . . . . . . . .  Inflight Catering

Des Moines,. . . . . . . . . . . . . . . .  Food and Beverage   July 1997       November 1998  July 2007(3)      $1,556,172
Iowa (3)

Cedar Rapids,. . . . . . . . . . . . . . .  Master Concession;  November 1996   October 1997   March 2004 (5)    $1,485,971
Iowa (1) . . . . . . . . . . . . . . . . .  Food and Beverage;
                                            News & Gifts;
                                            Specialty Stores;
                                            Inflight Catering

Columbia,. . . . . . . . . . . . . . . . .  Food and Beverage;  October 1996    October 1997   October 2006 (4)  $1,271,700
South Carolina (1) . . . . . . . . . . . .  Catering

Allentown, . . . . . . . . . . . . . . . .  Food and Beverage   July 1996       January 1998   July 2006         $1,329,594
Pennsylvania . . . . . . . . . . . . . . .  Inflight Catering

Lexington, . . . . . . . . . . . . . . . .  Food and Beverage   July 1996       February 1997  July 2006         $  805,688
Kentucky (1) . . . . . . . . . . . . . . .  Inflight Catering

Roanoke, . . . . . . . . . . . . . . . . .  Food and Beverage   June 1996       January 1997   June 2006         $  576,995
Virginia(1). . . . . . . . . . . . . . . .  Inflight Catering

Freeland (MBS) . . . . . . . . . . . . . .  Food and Beverage   May 1996        May 1996       May 2006          $  844,233
Michigan (6)

Appleton,. . . . . . . . . . . . . . . . .  Food and Beverage   January 1996    January 1996   July 2005         $  373,735
Wisconsin(1)

Madison, . . . . . . . . . . . . . . . . .  Food and Beverage   January 1996    July 1996      January 2006      $1,030,010
Wisconsin (1)


                                     Page18

[continued]

Portland . . . . . . . . . . . . . . . . .  Food and Beverage   October 1995    October 1995   June 2005         $  819,602
International(1)

Los Angeles. . . . . . . . . . . . . . . .  Food and Beverage   June 1995       September      June 2005 (6)     $1,200,472
International(5)                                                                1995

Denver . . . . . . . . . . . . . . . . . .  Food and Beverage   February 1995   One            June 2003 and     $1,150,516
International. . . . . . . . . . . . . . .                                      completed      November 2006
                                                                                February
                                                                                1995

Albany,. . . . . . . . . . . . . . . . . .  Food and Beverage   February 1995   February 1995  February 2008     $1,442,308
New York (6)

Atlantic City, . . . . . . . . . . . . . .  Food and Beverage   June 1994       June 1994      June 2011         $1,115,913
New Jersey (6)

Pittsburgh,. . . . . . . . . . . . . . . .  Food and Beverage   October 1992    October 1992   October 2006      $6,577,558

Orange County. . . . . . . . . . . . . . .  Food and Beverage   September 1990  December 2000  February 2001(5)  Franchise

Boston,. . . . . . . . . . . . . . . . . .  Food and Beverage   November 2001   Under          May 2003 (3)      $   99,992
Massachusetts (6). . . . . . . . . . . . .                                      Negotiation

Newark,. . . . . . . . . . . . . . . . . .  Food and Beverage   October 2001    April 2002     September 2008    Under
New Jersey . . . . . . . . . . . . . . . .                                                                       Construction


-----------------------------------------

(1)  We are currently the sole food and beverage concessionaire at this airport.

(2) Delta Airlines, the owner of the airport terminal, has reserved the right under its concession agreement with us to recapture the premises upon 30 days notice and payment for our improvements.

(3) The airport retains the right under the concession to recapture the premises upon payment for our improvements.

(4) After the initial year of the term, the airport authority has the right to terminate the concession upon payment to us of our "remaining business interest" in the concession.

(5) After June 2001, this concession can be terminated by the airport upon 90 days notice.

(6) This concession was acquired by us when we purchased Gladco Enterprises, Inc.

(7)  We  are  currently negotiating with the airport for a longer-term contract.


FRANCHISE  OPERATIONS

     From 1986 through 1994, we were actively engaged in the business of franchising restaurants under the "Creative Croissant" name. Unfortunately, our restaurant franchise business was not successful, and, in 1990, we began the transition to company-owned airport concessions that is the major focus of our current business plan. We continues to have franchise relationships with the Orange County airport concessions that is operated by a franchisee.

     We expect our revenues from franchising (approximately 0.1% of total revenues for the twelve month period ended December 31, 2001) to remain unchanged or decline over time as we concentrate on expanding our concession

                                     Page19
business and establishing facilities owned directly by us at airports, other captive audiences and other public venues. If we are able to establish a greater national brand name presence, through our airport and other concession business, then we may devote some resources to the development of the franchising segment of our business. In the meantime, we may continue to sell franchises in special situations when a franchise would be more advantageous to our business than a Company owned facility, when financing is not otherwise available, or generally in situations that do not involve concession contracts.

MARKETING  AND  SALES

     Our marketing strategy involves two fundamental components: (i) securing the concession and (ii) increasing sales once the concession has been granted. We plan to continue to concentrate our marketing and sales efforts on acquiring high volume concessions at airports and evaluating other public venues with high, captive pedestrian traffic such as sports stadiums, public libraries, universities/colleges, zoos and theme parks throughout the United States. For the near future, we intend to focus on the approximately 123 airports in the United States with over 400,000 enplanements per year. In those smaller regional airports, whenever possible we will seek to be the master concessionaire for all concession operations conducted at such airports.

     We target the airport concession business through our presence at airport authority association meetings and trade shows, our network of existing relationships in the airport business community, and through submission of bids in response to requests for proposals by airports. By continually monitoring the availability of proposals at airports throughout the nation, we seek to be involved in every proposal that is economically feasible. In bidding for concessions, we primarily focus on those airports with locations indicating that the concession will earn annual gross revenues of $500,000 to $2,000,000. Once a concession has been targeted, we develop a customized bid tailored to address a theme or culture specific to the concession location. Our management is currently working with airport managers to design unique and exciting food court areas with a variety of food choices, comfortable seating and self-serve options without the inconveniences of traditional restaurants. Our proposals for airports may include children's play areas, reading areas, mini-libraries and/or computer services.

     Our food and beverage facilities have traditionally been designed with a European flair for fresh, healthy and nutritious gourmet and specialty foods, served quickly and at value prices. We are diversifying into agreements with renowned food and beverage suppliers such as Carls Jr., Schlotzky's and TCBY Yogurt. The food and beverage concessions sell gourmet coffee beans as gift packages, colorful sports bottles and thermal coffee mugs featuring the "Creative Croissants-Registered Trademark-" logo and key menu items, custom gift baskets and other promotional merchandise.

DISTRIBUTION

     We rely on Sysco Corporation as our primary distributor for foodservice products to our customer locations. Our agreement with Sysco provides for customer service, delivery service and information services to be provided by Sysco. Our annual purchase volume from Sysco is approximately $7,000,000.

COMPETITION

     The concession industry is extremely competitive and there are numerous competitors with greater resources and more experience than we have. The dominant competitors in the airport concession market are HMS Host and CA One Services, Inc., which have been serving the airport concession market for decades. HMS Host and CA One Services have established a marketing strategy of

                                     Page20
offering comprehensive concession services to airport authorities in which they submit a bid on an entire airport or terminal complex, and often provide a well known franchise such as McDonalds or Burger King as part of their package. They generally operate large airport master concessions with annual sales in excess of $2.2 million.

     Other formidable competitors in the concession business, especially food and beverage, include Service America Corporation, Anton Food, Concession International, Air Host, Inc. Other competitors such as Paradies and W.H. Smith compete with the Company in the airport retail concession services market. Dobbs International and Sky Chefs, LSG dominate the inflight catering business.

     We are primarily focusing initially on smaller airport concessions where competition from large competitors is less intense. However, there are a limited number of concession opportunities domestically. If we achieve greater penetration in regional airports, we will be required to enter into larger domestic airports, or other venues to sustain our growth. Entry into larger domestic airports will necessarily involve direct competition with HMS Host and CA One Services.

     We strive to differentiate our company in all markets with the design and product mix we offer to each particular airport. We design our concession bids and facilities around unique themes or concepts that we develop for each location. In this manner, we seek to appeal to airport authorities that are seeking individual bidders with interesting and creative food concepts, both to boost the airport's income from percentage rents and to enhance the look and reputation of the airport and the cities it serves. We also offer a variety of food concepts with an emphasis on fresh foods and high quality, while maintaining value-oriented prices.

GOVERNMENT  REGULATION

     The airport concession business is subject to the review and approval of government or quasi government agencies with respect to awarding concession contracts. In addition, food and beverage concessions are subject to the same rigorous health, safety and labor regulations that apply to all restaurants and food manufacturing facilities. Concession businesses are also subject to labor and safety regulations at the local, state and federal level. Concessions granted by airport authorities and other public agencies may also be subject to the special rules and regulations of that agency, including rules relating to architecture, design, signage, operating hours, staffing and other matters. Failure to comply with any of these regulations could result in fines or the loss of a concession agreement.

     The Federal Aviation Administration requires airports receiving federal funds to award contracts for concession facilities producing at least 10% of total airport concession revenue to certain designated categories of entities that qualify as Disadvantaged Business Enterprises. The federal requirements do not specify the nature or manner in which the disadvantaged business must participate. Historically, companies in the industry have relied on hiring disadvantaged business employees, purchasing provisions from disadvantaged business suppliers, contracting for services from disadvantage businesses or subcontracting a portion of the concession to a disadvantaged business in order to meet this requirement. When we first entered the airport concession business, our Common Stock was owned entirely by Mr. Sayed Ali. As a result, we qualified as a disadvantaged business enterprise. Our status as a disadvantaged business enterprise assisted us in securing concession awards with several airports, and some of our concession agreements specify that we will retain our disadvantaged business status. As a result of our initial public offering and subsequent stock

                                     Page21
sales, Mr. Ali's ownership in our common stock decreased to approximately 13.2%. We do not know what impact this will have on our status as a disadvantaged business. We have succeeded in securing airport concession contracts at eight additional locations since our initial public offering, although we are not aware of the extent to which our disadvantaged business status, or lack thereof, was a factor in the airport authorities' decisions to award us such contracts. We will have to address the issue on an airport by airport basis. If necessary, we will comply with a particular airport's request for additional disadvantaged business participation through the industry practice of hiring or contracting with other disadvantaged businesses. We believe that we will retain our existing locations and can continue to secure new concessions on the basis of the products and services we offer and our industry reputation. To the extent our historic rate of success in securing airport concessions is attributable to our clear status as a disadvantaged business, our growth rate may decline.

     The restaurant industry and food manufacturing businesses are highly regulated by federal, state and local governmental agencies. Restaurants must comply with health and sanitation regulations, and are periodically inspected for compliance. Labor laws apply to the employment of restaurant workers, including such matters as minimum wage requirements, overtime and working conditions. The Americans With Disabilities Act applies to the Company's facilities prohibiting discrimination on the basis of disability with respect to accommodations and employment. Food preparation facilities must comply with the regulations of the United States Department of Agriculture, as well as state and local health standards.

     Franchising is regulated by the Federal Trade Commission and by certain state agencies, including the California Department of Corporations. In addition, the California Franchising Law contains specific restrictions and limitations on the relationship between franchisors and franchisees. Franchisors must file an annual Franchise Offering Circular with the Federal Trade Commission and certain states (many states do not regulate the offer and sale of franchises) every year.

EMPLOYEES

     We presently have over 620 employees, including 17 in administration. The employees include approximately 260 who were employed by Gladco Enterprises, Inc. when we acquired Gladco in October 2000. As we expand and open more concessions, we anticipate hiring additional personnel including administrative personnel commensurate with growth. We have never had a collective bargaining agreement with our employees and we are not aware of any material labor disputes.

SEASONALITY

     Our concession operations are expected to experience moderate seasonality during the course of each year, corresponding with traditional air travel patterns which generally increase from the first quarter through the fourth quarter.

TRADEMARKS

     We presently have one registered trademark with the United States Patent and Trademark Office on the Principal Register, registered as "Creative Croissants-Registered Trademark-." In addition, we are in the process of filing trademark applications to register the names "Creative Host Services, Inc." and as our business develops, we plan to continue to develop merchandising of trademark products, such as clothing, drinking bottles, mugs and other similar products, utilizing our service marks and trademarks in order to generate additional revenues. Our policy is to pursue registrations of our marks wherever possible. We are not aware of any infringing uses that could materially affect our business or any prior claim to the trademarks that would prevent us from using those trademarks in our business.


                                     Page22

                                   MANAGEMENT

DIRECTORS  AND  EXECUTIVE  OFFICERS

     The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became a director or executive officer. Our executive officers are elected annually by the Board of Directors. Our directors serve one year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer. Creative Host will always maintain at least two independent directors on its board of directors.

     The  directors  and  executive  officers  of  Creative Host are as follows:

Name                         Age     Positions
----                         ---     ---------

Sayed  Ali                    54     Chairman  of  the  Board  of  Directors,
                                     President  and  Chief  Financial  Officer
Booker T. Graves (1)(2)       62     Director
John P. Donohue, Jr .(1)(2)   70     Director
Charles B. Radloff            72     Director
Tasneem Vakharia              41     Secretary

-----------
(1)  Member  of  Compensation  Committee
(2)  Member  of  Audit  Committee

     SAYED ALI is the founder, Chairman of the Board of Directors, President and Chief Financial Officer of the Company. Mr. Ali has served as Chairman of the Board of Directors and President since 1986. Mr. Ali served as Chief Financial Officer from December 1986 to February 1997, and since August 1997. Mr. Ali served as the Secretary of the Company from 1986 to December 1996. Prior to founding the Company, from May 1985 to September 1987, Mr. Ali was the Director of Operations of Steffa Control Systems, a manufacturer of energy management systems. From March 1980 until May 1985, Mr. Ali was the Director of Operations for Oak Industries, Inc., a $250 million telecommunications equipment manufacturer.

     BOOKER T. GRAVES has been a director of the Company since March 1997. Since 1993, Mr. Graves has been president of Graves Airport Concession Consultants, a consulting company located in Denver, Colorado, which provides consulting services to airports and other businesses. From 1993 to 1996, Mr. Graves was the principal food and beverage consultant to the Denver International Airport. From 1990 through 1993, Mr. Graves was General Manager of CA One Services, Inc. (formerly Sky Chefs) at Denver Stapleton International Airport. From 1980 until 1990, Mr. Graves was the General Manager of CA One Services, Inc. of Phoenix Sky Harbor Airport.

                                     Page23

     JOHN P. DONOHUE, JR. has been a director of the Company since March 1997. From 1990 to the present, Mr. Donohue has been a private investor. Prior to that time for 25 years, Mr. Donohue was employed by Oak Industries, Inc., a NYSE listed company, in various capacities. From 1985 to 1990, Mr. Donohue served as President of Oak Communications, Inc., a division of Oak Industries, Inc. which manufactured communications equipment for the cable television industry. From 1982 to 1985, he served as Vice President of Manufacturing overseeing up to 6,000 manufacturing employees. From 1977 to 1982, Mr. Donohue served as Vice President of Operations for the Oak Switch division of Oak Industries, Inc.

     CHARLES B. RADLOFF has served as a business advisor and member of the board of directors of DB Products, Inc. a privately owned company engaged in the design, manufacture, and sale of electronic components for the communications and aerospace industries. From 1987 to 1991, Mr. Radloff was President and Chief Executive Officer of AKZO Electronic Materials Company, an electronics manufacturer and wholly-owned subsidiary of AZKO, which is a Dutch multi-national corporation with annual sales of approximately $12 billion. From 1965 to 1987, Mr. Radloff served in various executive positions with Oak Industries, Inc., including his position as President and Chief Executive Officer of Oak Communications and Chief Executive Officer of Oak Technology. Mr. Radloff previously served on the board of directors of Comstream, Inc.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

     Our articles of incorporation limit the liability of directors to the maximum extent permitted by California law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our articles of incorporation and bylaws provide that we may indemnify its directors, officer, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                     Page24

                             EXECUTIVE COMPENSATION

EXECUTIVE  OFFICER  COMPENSATION

     Our compensation and benefits programs are designed to attract, retain and motivate employees to operate and manage our business for the best interests of our constituents. We design executive compensation to provide incentives for those senior members of management who bear responsibility for our goals and achievements. The compensation philosophy is based on a base salary, with opportunity for significant bonuses to reward outstanding performance, and a stock option program. Our Compensation Committee is responsible for setting base compensation, awarding bonuses and setting the number and terms of options for the executive officers. None of the current Committee members are employees of the Company. The Committee currently consists of Messrs. Donohue and Graves.

     The following table and notes set forth the annual cash compensation paid to Sayed Ali, our Chairman of the Board and President. No other person's compensation exceeded $100,000 per annum during the fiscal year ended December 31, 2001.

                            SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION                       LONG TERM COMPENSATION
                               ------------------------------------    ----------------------------------------
                                                                                  AWARDS                PAYOUTS
                                                                       ----------------------------     -------
                                                                                       SECURITIES
                                                           OTHER       RESTRICTED      UNDERLYING                      ALL OTHER
                                                          ANNUAL          STOCK         OPTIONS/         LTIP           COMPEN-
NAME/TITLE                     SALARY       BONUS          COMP.         AWARDS           SARS          PAYOUTS         SATION
YEAR                            $            $               $              $             #(1)             $               $
----------------               --------     ---------     ---------    ----------    --------------     -------       -----------
 Sayed Ali
      President
           2000                $175,000            --            --            --                --          --                --
           2001                $200,000            --            --            --                            --                --

       The following table sets forth the options granted to Mr. Ali during the Company's fiscal year ended December 31, 2001. The table does not include 60,000 stock options granted to Mr. Ali under the Company's 1997 Stock Option Plan pursuant to Mr. Ali's five-year employment agreement made with the Company in January 2000. See "Item 10. Executive Compensation - Employment Agreement".

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS

--------------------------------------------------------------------------------------------------------------
                  Potential Realizable        Number of      Percent of Total
                Value at Assumed Annual      Securities         Options/SARS
                  Rates of Stock Price       Underlying          Granted to        Exercise or
                Appreciation for Option     Options/SARS    Employees in Fiscal    Base Price     Expiration
     Name                 Term               Granted (#)          year (%)           ($/SH)          Date
--------------------------------------------------------------------------------------------------------------
Sayed Ali       $69,600                   10,000           10,000                  $1.02          10/18/2004

                                     Page25

       The following table summarizes the number and value of all unexercised options granted to and held by Mr. Ali at the end of 2001. Mr. Ali did not exercise any stock options in 2001.

                          FISCAL YEAR-END OPTION VALUES

                                Number of Securities                        Value of Unexercised
                                Underlying Unexercised                      In-the-Money Options
                                Option at FY-End (#)                        at FY-End ($)(1)
                           ------------------------------              ------------------------------
       Name                Exercisable      Unexercisable              Exercisable      Unexercisable
-----------------          -----------      -------------              -----------      -------------
Sayed Ali                  105,000         20,000                     $131,250         $25,000

------------
(1) Based on the closing bid price for the Company's Common Stock at the close of market on December 31, 2001 as reported by NASDAQ

EMPLOYMENT  AGREEMENT

     Sayed Ali, our Chairman of the Board, President and Chief Executive Officer, entered into a five-year employment agreement with us which commenced effective January 1, 2000. The employment agreement provides for an annual salary for Mr. Ali of $175,000 in 2000, $200,000 in 2001, $225,000 in 2002,
$248,000  in  2003  and  $275,000  in  2004.  Mr.  Ali  was  also granted 60,000 additional stock options, vesting 20,000 upon grant, 20,000 in January 2001 and 20,000 in January 2002. The exercise price is 110% of the fair market value of the stock on the date of grant, and the exercise period is three years from the date of vesting.

DIRECTOR  COMPENSATION

     Directors receive no cash compensation for their services to us as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors. In addition, each outside director is entitled to receive options as approved by the Board of Directors under our 1997 Stock Option Plan and 2001 stock Option Plan.

STOCK  OPTION  PLAN

     In January 2001, the Company's Board or Directors adopted the 2001 Stock Option Plan for our directors, executive officers, employees and key consultants. Under the 2001 plan, a total of 450,000 shares are reserved for potential issuance upon the exercise of up to 450,000 stock options that may be granted under the plan. A total of 200,000 stock options have been granted under the 2001 plan to certain of our directors. We expect to grant stock options under the plan to directors, executive officers and other qualified recipients in 2002 and in future years. The 2001 plan was ratified by the shareholders of the Company in January 2002.




                                     Page26

                              SELLING STOCKHOLDERS

     The shares of common stock being offered by the selling securityholder were issued to them in connection with the following transaction:

We sold approximately $2,000,000 in 7% Convertible Debentures due September 26, 2003 to GCA Strategic Investment Fund Limited. The purchase price of the debentures was 95% of the principal amount, which after other fees resulted in net proceeds of $1,813,000. The debentures were convertible at the lower of 110% of the volume weighted average sales price of the Company's common stock on the day immediately preceding closing or 85% of the five lowest volume weighted average sales prices of our common stock during the 25 days immediately preceding the date of a notice of conversion. All of these debentures have either been converted or repurchased by us as we described in Management's Discussion and Analysis of Financial Condition and Results of Operations.

     We also sold $945,000 in Units in a private placement to a total of14 different investors. Each Unit consists of one $50,000 convertible note which is convertible at $1.05 in outstanding principal amount or outstanding interest per share and 37,500 warrants to purchase common stock at $2.00 per share.

     We issued a warrant to purchase 10% of the Units issuable in the private placement at an exercise price of $50,000 per Unit to Berry Shino Securities, the broker/dealer that placed the private placement.

     Finally, in January 2002 we issued 25,000 shares to Cutler Law Group, our legal counsel, for legal services valued at $1.02 per share.

     The following tables provide certain information with respect to shares offered by the selling stockholder:

                                                                                     % OF SHARES
                                   NUMBER OF     NUMBER OF SHARES                    OWNED BY
SELLING . . . . . . . . . . . . .  SHARES OWNED  REGISTERED BY     NUMBER OF SHARES  SHAREHOLDER
SHAREHOLDERS. . . . . . . . . . .  BEFORE SALE   PROSPECTUS        OWNED AFTER SALE  AFTER SALE (1)
---------------------------------  ------------  ----------------  ----------------  --------------
GCA Strategic Investment Fund, LP       410,375           410,375                 0           0.00%
---------------------------------  ------------  ----------------  ----------------  --------------
Cutler Law Group. . . . . . . . .        24,000            25,000            24,000             **
---------------------------------  ------------  ----------------  ----------------  --------------
Alice C. Tate, Roth IRA . . . . .             0            76,608                 0           0.00%
---------------------------------  ------------  ----------------  ----------------  --------------
Glenbrook Capital Management. . .             0            85,120                 0           0.00%
---------------------------------  ------------  ----------------  ----------------  --------------
Cygnet Lake Limited . . . . . . .             0            85,120                 0           0.00%
---------------------------------  ------------  ----------------  ----------------  --------------
Joel Gold, IRA. . . . . . . . . .             0           170,240                 0           0.00%
---------------------------------  ------------  ----------------  ----------------  --------------

                                     Page27

H. Burton & Claire P.Gosline. . .             0            85,120                 0           0.00%
---------------------------------  ------------  ----------------  ----------------  --------------
Francis X. Hanton . . . . . . . .             0            42,560                 0           0.00%
---------------------------------  ------------  ----------------  ----------------  --------------
Matthew M. Hayden . . . . . . . .             0            42,560                 0           0.00%
---------------------------------  ------------  ----------------  ----------------  --------------
Robert & Carole Juranek . . . . .             0            85,120                 0           0.00%
---------------------------------  ------------  ----------------  ----------------  --------------
Knapp Family Trust. . . . . . . .             0           425,600                 0           0.00%
---------------------------------  ------------  ----------------  ----------------  --------------
Maria Molinsky. . . . . . . . . .             0           170,240                 0           0.00%
---------------------------------  ------------  ----------------  ----------------  --------------
Victor & Janet Molinsky . . . . .             0            85,120                 0           0.00%
---------------------------------  ------------  ----------------  ----------------  --------------
Graham Paxton . . . . . . . . . .             0           170,240                 0           0.00%
---------------------------------  ------------  ----------------  ----------------  --------------
Bank Sal. Oppenheim . . . . . . .             0            85,120                 0           0.00%
---------------------------------  ------------  ----------------  ----------------  --------------
Berry Shino Securities. . . . . .             0           160,877                 0           0.00%
---------------------------------  ------------  ----------------  ----------------  --------------

                                     Page28

                        PLAN OF DISTRIBUTION

     Sales of the shares of common stock by the selling securityholders may be effected from time to time in transactions (which may include block transactions) in the Nasdaq small cap market, in negotiated transactions, through the writing of options on the common stock or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The selling securityholders may effect such transactions by selling the shares of common stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both. Such compensation as to a particular broker-dealer might be in excess of customary commissions.

     The selling securityholders and any broker-dealers that act in connection with the sale of the shares of common stock as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the securities act. Any commissions received by them and any profit on the resale of the shares of common stock earned by them as principals might be deemed to be underwriting discounts and commissions under the securities act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities under the securities act. We will not receive any proceeds from the sale of the shares of common stock.

     The shares of common stock are offered by the selling securityholders on a delayed or continuous basis pursuant to Rule 415 under the securities act. We have agreed to pay all expenses incurred in connection with the registration of the shares offered by the selling securityholders except that the selling securityholders are exclusively liable to pay all commissions, discounts and other payments to broker-dealers incurred in connection with its sale of common stock.


                                     Page29

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of common stock as of February 25, 2002 by:
     - each person known to Creative Host to own beneficially more than 5% of our common stock;
     -     each  of  our  directors;
     -     each  of  our  named  executive  officers;  and
     -     all  executive  officers  and  directors  as  a  group.

     Except as otherwise indicated, the address for each person is c/o Creative Host Services, Inc., 16955 Via Del Campo, Suite 110, San Diego, California 92127.

Name and Address of Owner. . . . . . .  Shares Beneficially Owned(1)
                                        Number                        Percent(2)
                                        ----------------------------  ----------

Sayed Ali. . . . . . . . . . . . . . .                  1,030,000(3)       13.2%

Booker T. Graves . . . . . . . . . . .                     46,800(4)        0.6%

John P. Donahue, Jr. . . . . . . . . .                     60,000(4)        0.8%

Tasneem Vakharia . . . . . . . . . . .                     60,000(5)        0.8%

Charles B. Radloff . . . . . . . . . .                    15,000 (4)        0.2%

John Stewart Jackson, IV (7) . . . . .                    2,803,898        37.4%

All officers and directors as a group.                 1,211,800 (6)       15.5%
  (5 persons)

--------------------
  *  Less  than  one  percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as pursuant to applicable community property laws, the persons named in the table having sole voting and investment power with respect to all shares of common stock beneficially owned.
(2) Does not include 630,600 shares of common stock issuable upon exercise of outstanding warrants or 300,000 shares of common stock issuable upon conversion of long term debt.
(3) Includes 85,000 shares issuable upon the exercise of options outstanding under our 1997 Stock Option plan and 20,000 shares issuable upon the exercise of options outstanding under our 2001 Stock Option plan.
(4) Includes 30,000 shares issuable upon the exercise of options outstanding under our 1997 Stock Option Plan. We expect to grant additional stock options to the directors in 2002 under the Company's 2001 Stock Option Plan.
(5) Consists solely of shares issuable upon the exercise of options outstanding under the Company's 1997 Stock Option Plan. We expect to grant additional stock options to the directors in 2002 under the Company's 2001 Stock Option Plan.
(6) We expect to grant additional stock options to the directors in 2002 under the Company's 2001 Stock Option Plan.
(7) Of this amount (i) 2,614,513 shares are owned by Mr. Jackson, (ii) 10,000 shares are beneficially owned through his spouse, (iii) 18,435 shares are beneficially owned through a family foundation, (iv) 970 shares are beneficially owned by Mr. Jackson through four separate trusts for his minor children pursuant to the Uniform Minors Trust Act, (v) 400 shares are beneficially owned by Gregory Development, Inc., a real estate holding company which is controlled by Mr. Jackson, (vi) 18,350 shares are owned jointly with three daughters, and
(vii) 70,501 shares and 70,729 shares are beneficially owned through two separate warrants with exercise prices of $13.20 and $8.32 per share, respectively, which were issued as a dividend by Creative Host to the foregoing persons and entities.

                                     Page30

                            DESCRIPTION OF SECURITIES

     The following description of the Company's securities is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws, which may be obtained on request from the Company.

     The Company is authorized to issue up to 20,000,000 shares of Common Stock, no par value and 2,000,000 shares of preferred stock.

     COMMON STOCK. Each holder of Common Stock of the Company is entitled to one vote for each share held of record. There is no right to cumulative voting in the election of directors. The shares of Common Stock are not entitled to pre-emptive rights and are not subject to redemption or assessment. Each share of Common Stock is entitled to share ratably in distributions to shareholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, pro rata, the assets of the Company which are legally available for distribution to shareholders, subject to the rights and preferences of outstanding preferred stock.

     PREFERRED STOCK. The preferred stock of the Company can be issued in one or more series as may be determined from time to time by the Board of Directors without further stockholder approval. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. There have been no series of Preferred Stock established and there are no shares of preferred stock issued or outstanding.

REPORTS  TO  SHAREHOLDERS.

     The Company intends to furnish periodic reports and/or newsletters to shareholders which may include unaudited financial statements.

TRANSFER  AGENT

     The transfer agent for our common stock is ComputerShare Trust Company, 12039 W. Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228.

                                     Page31

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for Creative Host Services by Cutler Law Group, Newport Beach, California. Cutler Law Group is presently the beneficial owner of an aggregate of 49,000 shares of our common stock.

                              AVAILABLE INFORMATION

     This prospectus is part of a registration statement on Form SB-2 which has been filed by us with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the commission. For further information, you may read the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, you may read the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Exchange Act we file reports, proxy and information statements and other information with the commission. Such reports, proxy and information statements and other information, as well as the registration statement and exhibits of which this prospectus is a part, filed by us may be inspected and copied at the public reference facilities of the commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. You may obtain copies of such material from the commission by mail at prescribed rates. You should direct your requests to the commission's public reference section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. The commission maintains a web site that contains reports, proxies, and information statements regarding registrants that file electronically with the commission. The address of the web site is http://www.sec.gov. Our common stock is traded on the Nasdaq Small Cap Market. Reports and other information concerning us can also be obtained at the offices of the National Association of Security Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C., 20006.

                                     EXPERTS

     The financial statements and the related supplemental schedules included in this prospectus for Creative Host Services for the fiscal years ended December 31, 2000 and December 31, 2001 have been audited by Stonefield Josephson, independent certified public accountants, as set forth in their report appearing with the financial statements, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     Page32

                  CREATIVE HOST SERVICES, INC. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000






                                    CONTENTS

                                                                         Page
                                                                         ----

Independent Auditors' Report                                              F-1

Consolidated Financial Statements:
  Consolidated Balance Sheet                                              F-2
  Consolidated Statements of Operations                                   F-3
  Consolidated Statement of Shareholders' Equity                       F-4 - F-5
  Consolidated Statements of Cash Flows                                F-6 - F-7
  Notes to Consolidated Financial Statements                          F-8 - F-20

                          INDEPENDENT AUDITORS' REPORT





Board of Directors
Creative Host Services, Inc. and Subsidiaries
San Diego, California

We have audited the accompanying consolidated balance sheet of Creative Host Services, Inc. and Subsidiaries as of December 31, 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years ended December 31, 2001 and 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Creative Host Services, Inc. and Subsidiaries at December 31, 2001, and the results of its operations and cash flows for the years ended December 31, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
March 15, 2002

                  CREATIVE HOST SERVICES, INC. AND SUBSIDIARIES

                 CONSOLIDATED BALANCE SHEET - DECEMBER 31, 2001

<BTB>
                                                          ASSETS
Current assets:
  Cash                                                                                  $      1,801,288
  Receivables, net of allowance of $33,985                                                       533,137
  Inventory                                                                                      451,734
  Prepaid expenses and other current assets                                                      311,848
                                                                                        ----------------

          Total current assets                                                                              $    3,098,007

Property and equipment, net of accumulated
  depreciation and amortization                                                                                 15,530,242

Other assets:
  Deposits                                                                                       295,261
  Goodwill, net                                                                                4,272,119
  Other assets                                                                                   466,071
                                                                                        ----------------

          Total other assets                                                                                     5,033,451
                                                                                                            --------------

                                                                                                            $   23,661,700
                                                                                                            ==============

                                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses                                                 $      1,874,778
  Current maturities of notes payable                                                            603,972
  Current maturities of leases payable                                                           916,302
  Income taxes payable                                                                            63,017
                                                                                        ----------------

          Total current liabilities                                                                         $    3,458,069

Line of credit                                                                                                   1,779,888

Notes payable, less current maturities                                                                             757,027

Leases payable, less current maturities                                                                          1,429,217
                                                                                                            --------------

          Total Liabilities                                                                                      7,424,201

Redeemable common stock                                                                                            214,997

Shareholders' equity:
  Common stock; no par value, 20,000,000 shares authorized, 7,806,018 shares
   issued and outstanding                                                                     16,912,900
  Preferred Stock, 2,000,000 shares authorized, none outstanding                                       -
  Additional paid-in capital                                                                     879,111
  Accumulated deficit                                                                         (1,769,509)
                                                                                        ----------------

          Total shareholders' equity                                                                            16,022,502
                                                                                                            --------------

                                                                                                            $   23,661,700
                                                                                                            ==============

See accompanying independent auditors' report and notes to consolidated financial statements.

                  CREATIVE HOST SERVICES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                          Year ended          Year ended
                                                                                       December 31, 2001   December 31, 2000
                                                                                       -----------------   -----------------
Revenues:
  Concessions                                                                           $     30,646,435    $     23,506,452
  Food preparation center sales                                                                    5,620             171,463
  Franchise royalties                                                                             40,639              47,944
  Other                                                                                           53,157                   -
                                                                                        ----------------    ----------------

          Total revenues                                                                      30,745,851          23,725,859

Cost of goods sold                                                                             8,716,551           7,368,000
                                                                                        ----------------    ----------------

Gross profit                                                                                  22,029,300          16,357,859
                                                                                        ----------------    ----------------

Operating costs and expenses:
  Payroll and other employee benefits                                                          9,746,338           7,575,967
  Occupancy                                                                                    4,768,824           3,563,886
  Selling expenses                                                                             2,772,040           1,867,614
  General and administrative                                                                   1,428,234           1,193,264
  Depreciation and amortization                                                                2,085,262           1,327,270
                                                                                        ----------------    ----------------

          Total operating costs and expenses                                                  20,800,698          15,528,001
                                                                                        ----------------    ----------------

Income from operations                                                                         1,228,602             829,858
                                                                                        ----------------    ----------------

Other expenses:
  Loss on sale of assets                                                                         130,725                   -
  Interest expense                                                                               661,630             529,965
  Interest charge related to beneficial conversion feature                                             -             352,941
  Gain on extinguishment of convertible debt                                                    (128,261)                  -
                                                                                        ----------------    ----------------

  Total other expense                                                                            664,094             882,906
                                                                                        ----------------    ----------------

Income (loss) before provision for income taxes                                                  564,508             (53,048)

Provision for income taxes, current                                                               98,300              20,280
Income tax benefit, deferred                                                                    (120,053)             (5,000)
                                                                                        ----------------    ----------------

Net income (loss)                                                                       $        586,261    $        (68,328)
                                                                                        ================    ================

Net income (loss) per share -
  basic and diluted                                                                     $           0.08    $          (0.01)
                                                                                        ================    ================

Weighted average number of shares outstanding -
  basic and diluted                                                                            7,386,478           5,887,953
                                                                                        ================    ================

See accompanying independent auditors' report and notes to consolidated financial statements.

                  CREATIVE HOST SERVICES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                               Common stock             Additional                        Total
                                                               ------------              paid-in      Accumulated      shareholders'
                                                           Shares       Amount          capital        deficit           equity
                                                           ------       ------          -------        -------           ------
Balance at January 1, 2000                               4,369,887      $ 7,769,665     $  922,472    $ (2,287,442)    $ 6,404,695

Warrants exercised in exchange for common stock            812,571        2,717,323                                      2,717,323

Conversion of convertible debt                             573,857        1,478,348                                      1,478,348

Net proceeds from issuance of common stock                 597,700        3,493,409                                      3,493,409

Stock options exercised in exchange for common stock        70,500          114,600                                        114,600

Common stock issued for services                            20,000          133,750                                        133,750

Issuance of warrants in connection with financing                                          450,450                         450,450

Issuance of warrants in connection with
  settlement agreement                                                                      10,250                          10,250

Intrinsic value of beneficial conversion feature
  issued in connection with financing                                                      352,941                         352,941

Net loss for the year ended
  December 31, 2000                                                                                        (68,328)        (68,328)
                                                         ---------      -----------     ----------    ------------     -----------

Balance at December 31, 2000                             6,444,515       15,707,095      1,736,113      (2,355,770)     15,087,438

                                   (Continued)

See accompanying independent auditors' report and notes to consolidated financial statements.

                  CREATIVE HOST SERVICES, INC. AND SUBSIDIARIES

                                                                                       Additional                          Total
                                                              Common stock              paid-in         Accumulated    shareholders'
                                                              ------------
                                                          Shares        Amount          capital           deficit         equity
                                                          ------        ------          -------           -------         ------
Conversion of convertible debt                           1,345,003      1,193,642                                         1,193,642

Common stock issued for services                            39,000         38,030                                            38,030

Retire discount on debt converted to common stock                                        (179,753)                         (179,753)

Retire balance of beneficial conversion feature
  issued in connection with financing                                                    (677,249)                         (677,249)

Purchase common stock on open market                       (22,500)       (25,867)                                          (25,867)

Net income for the year ended December 31, 2001                                                            586,261          586,261
                                                      ------------   ------------   -------------    -------------     ------------

Balance at December 31, 2001                             7,806,018   $ 16,912,900   $     879,111    $  (1,769,509)    $ 16,022,502
                                                      ============   ============   =============    =============     ============

See accompanying independent auditors' report and notes to consolidated financial statements.

                  CREATIVE HOST SERVICES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                     Year ended            Year ended
                                                                  December 31, 2001     December 31, 2000
                                                                  -----------------     -----------------
Cash flows provided by operating activities:
  Net income (loss)                                               $      586,261        $      (68,328)
                                                                  --------------        --------------
Adjustments to reconcile net loss to net cash
provided by operating activities:
      Depreciation and amortization                                    2,085,262             1,327,270
      Provision for bad debts                                            (17,589)               12,608
      Amortization of debenture discount                                 101,056                38,806
      Loss on sale of assets                                             130,725                     -
      Gain on extinguishment of debt                                    (128,261)                    -
      Intrinsic value of beneficial conversion feature                         -               352,941
      Income tax benefit - deferred                                            -                (5,000)
      Value of warrants issued in connection with
        settlement agreement                                                   -                10,250

Changes in assets and liabilities:
(Increase) decrease in assets:
      Accounts receivable                                                131,428               (75,428)
      Inventory                                                           13,747              (108,011)
      Prepaid expenses and other current assets                         (122,348)             (116,763)
      Deposits and other assets                                          (87,076)             (281,013)

Increase (decrease) in liabilities:
      Accounts payable and accrued expenses                             (636,237)              874,024
      Deferred taxes                                                     (97,940)                    -
      Income taxes payable                                               (45,474)              108,491
                                                                  --------------        --------------
          Total adjustments                                            1,327,293             2,138,175
                                                                  --------------        --------------
          Net cash provided by operating activities                    1,913,554             2,069,847
                                                                  --------------        --------------
Cash flows provided by (used for) investing activities:
  Property and equipment                                              (2,143,486)           (4,481,546)
  Construction in progress                                              (528,460)                    -
  Excess of purchase price over fair market value of assets                    -            (3,370,722)
  Proceeds from sale of assets                                           364,362                     -
                                                                  --------------        --------------
          Net cash used for investing activities                      (2,307,584)           (7,852,268)
                                                                  --------------        --------------

Cash flows provided by (used for) financing activities:
  Proceeds from notes payable                                          1,268,000             1,992,362
  Proceeds from (payments on) line of credit, net                      1,779,888               (56,664)
  Issuance of capital stock                                                    -             6,387,332
  Redeem common stock                                                   (153,985)                    -
  Equity features of debt retirement                                    (677,249)                    -
  Repayment on notes payable                                            (815,469)             (143,847)
  Repayment on leases payable                                           (918,922)             (873,730)
                                                                  --------------        --------------
Net cash provided by financing activities                                482,263             7,305,453
                                                                  --------------        --------------

Net increase in cash                                                      88,233             1,523,032
Cash, beginning of year                                                1,713,055               190,023
                                                                  --------------        --------------
Cash, end of year                                                 $    1,801,288        $    1,713,055
                                                                  ==============        ==============

                                   (Continued)

See accompanying independent auditors' report and notes to consolidated financial statements.

                  CREATIVE HOST SERVICES, INC. AND SUBSIDIARIES

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                              Year ended          Year ended
                                                                          December 31, 2001   December 31, 2000
                                                                          -----------------   -----------------
Supplemental disclosure of cash flow information:
  Interest paid                                                           $      560,574       $      557,811
                                                                          ==============       ==============
  Income taxes paid                                                       $       99,155       $        5,845
                                                                          ==============       ==============

Supplemental disclosure of non-cash investing and financing activities:
  Notes payable and accrued interest converted to common stock            $    1,193,565       $    1,505,000
                                                                          ==============       ==============
  Intrinsic value of warrants issued with common stock                    $            -       $      647,444
                                                                          ==============       ==============
  Common stock issued in exchange for outstanding
    stock of GladCo Enterprises, Inc.                                     $            -       $      500,000
                                                                          ==============       ==============
  Equipment acquired and financed by a capital lease                      $       47,473       $      252,142
                                                                          ==============       ==============
  Equipment acquired and financed by a note                               $       12,223       $            -
                                                                          ==============       ==============
  Deferred tax liability arising from business combination                $            -       $      200,000
                                                                          ==============       ==============
  Common stock issued in exchange for services                            $       38,030       $      133,750
                                                                          ==============       ==============
  Common stock redeemed by issuing notes                                  $      247,501       $           -
                                                                          ==============       =============

See accompanying independent auditors' report and notes to consolidated financial statements.

                  CREATIVE HOST SERVICES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(1)     Summary of Significant Accounting Policies:

        Organization and Basis of Presentation:

               Creative Host Services, Inc. (the "Company") was formed in 1986 to acquire the operating assets of Creative Croissants, Inc., which consisted of a food preparation center in San Diego and two French-style cafes featuring hot meal croissants, muffins, pastas and salads. The cafes were acquired in May 1987 and the food preparation center was acquired in April 1988 in transactions accounted for using the purchase method of accounting. In 1989, the Company commenced franchising operations, licensing its trademarks to third parties, who agreed to purchase baked goods from the Company's food preparation center under franchise arrangements with the Company, and earned an initial franchise fee, a royalty based upon sales, and in some cases advertising and marketing fees as a percentage of gross sales. In 1990 the Company entered into the captive audience market at airports with its first franchisee-operated concession at the John Wayne International Airport in Orange County, California. In 1994, the Company began operating company owned food and beverage concessions at airports and commenced certain in-flight catering sales. The accompanying financial statements include the operations of Company-owned concessions (mainly at various airports across the United States), revenues earned from franchisees and operations from its wholesale food preparation activities.

               Effective October 9, 2000, the Company acquired 100% of the outstanding stock of GladCo Enterprises, Inc., a Pennsylvania corporation, the outstanding shares of HLG Acquisition Corporation, a Pennsylvania corporation and the outstanding limited partnership interest in HLG Franchise Marketing Company for $7.3 million.

        Principles of Consolidation:

               The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, GladCo Enterprises, Inc, HLG Acquisition Corporation and HLG Franchise Marketing Company. All material intercompany accounts have been eliminated in consolidation.

        Revenue Recognition:

               Concession revenues are recorded as the sales are made; sales from the food preparation center are recorded upon shipment and revenues from in-flight catering are recorded upon delivery. Revenues from the initial sale of individual franchises are recognized, net of an allowance for uncollectible amounts and any commissions to outside brokers, when substantially all significant services to be provided by the Company have been performed.

        Use of Estimates:

               The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


See accompanying independent auditors' report.

                  CREATIVE HOST SERVICES, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(1)     Summary of Significant Accounting Policies, Continued:

        Fair Value:

               Unless otherwise indicated, the fair values of all reported assets and liabilities which represent financial instruments (none of which are held for trading purposes) approximate the carrying values of such amounts.

        Inventory:

               Inventory, consisting principally of foodstuffs and supplies, is valued at the lower of cost (first-in, first-out) or market.

        Property and Equipment:

               Property and equipment are recorded at cost, including interest on funds to finance the construction of concession locations. Such interest amounted to approximately $23,000 during 2000. For financial statement purposes, depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets, as follows:

Office equipment                                                   10   years
Restaurant concession and commissary equipment                     10   years
Excess of cost over fair value assigned to net assets              20   years

               Leasehold improvements are amortized over the useful lives of the improvements, or terms of the leases, whichever is shorter.

        Goodwill:

               In connection with its acquisition of GladCo Enterprises, Inc. which was accounted for under the purchase method of accounting, the Company recorded goodwill. The goodwill is being amortized using the straight-line method over the estimated useful life of twenty-years. The Company will continually evaluate the existence of goodwill impairment in accordance with the provisions of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of".

        Debt with Stock Purchase Warrants:

               The proceeds received from debt issued with stock purchase warrants is allocated between the debt and the warrants, based upon the relative fair values of the two securities valued using the Black-Scholes method. The value of the warrants results in a debt discount which is included in additional paid-in capital and is amortized to expense over the term of the debt instrument, using the interest method. In the event of settlement of such debt in advance of the maturity date, an expense is recognized based upon the difference between the then carrying amount of the debt (i.e., face amount less unamortized discount) and amount of payment.


See accompanying independent auditors' report.

                  CREATIVE HOST SERVICES, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(1)     Summary of Significant Accounting Policies, Continued:

        Income Taxes:

               Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

        Earnings Per Share:

               Earnings per share was computed based upon the weighted average number of shares of common stock outstanding during each period. Diluted earnings per share reflect per share amounts that would have resulted if diluted potential common stock had been converted to common stock. Common stock equivalents, which consist of 407,500 shares of options and 698,982 shares of warrants, have not been included in the earnings per share computation for the years ended December 31, 2001 and 2000, respectively as the amounts are anti-dilutive.

        Cash:

                                   Equivalents

               For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

                                  Concentration

               The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts.

                              Compensating Balance

               The Company is required to maintain a compensating balance of $150,000 in its bank account related to the line of credit agreement (see Note 6)

        Comprehensive Income and Loss:

               SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of December 31, 2001 and 2000, the Company has no items that represent other comprehensive income and, therefore, has not included a schedule of comprehensive income in the financial statements.


See accompanying independent auditors' report.

                  CREATIVE HOST SERVICES, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(1)     Summary of Significant Accounting Policies, Continued:

        Concentration of Credit Risk:

               The Company provides in-flight catering to various airlines throughout the United States primarily through its own concession operations and does not require collateral. Over 90% of the Company's sales are on a cash basis. One location accounts for more than 10% of the Company's revenues. Allowances have been provided for uncollectible amounts, which have historically been within management's expectations.

        New Accounting Pronouncements:

               In January 2001, the FASB Emerging Issues Task Force issued EITF 00-27 effective for convertible debt instruments issued after November 16, 2000. This pronouncement requires the use of the intrinsic value method for recognition of the detachable and imbedded equity features included with indebtedness, and requires amortization of the amount associated with the convertibility feature over the life of the debt instrument rather than the period for which the instrument first becomes convertible. Inasmuch as all debt instruments were entered into prior to November 16, 2000 and all of the debt discount relating to the beneficial conversion feature was previously recognized in 2000 as expense in accordance with EITF 98-5, there was no impact on these financial statements. This EITF 00-27, could impact future financial statements, should the Company enter into such agreements.

               In July 2001, the FASB issued SFAS No. 141 "Business Combinations." SFAS No. 141 supersedes Accounting Principles Boards ("APB") No. 16 and requires that any business combinations initiated after June 30, 2001 be accounted for as a purchase, therefore, eliminating the pooling-of-interest method defined in APB 16. The statement is effective for any business combination initiated after June 30, 2001, and shall apply to all business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001 or later. The adoption of this pronouncement did not affect the Company's financial position or results of operations since the Company has not participated in such activities covered under this pronouncement.

               In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangibles." SFAS No. 142 addresses the initial recognition, measurement and amortization of intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination), and addresses the amortization provisions for excess cost over fair value of net assets acquired or intangibles acquired in a business combination. The statement is effective for fiscal years beginning after December 15, 2001, and is effective July 1, 2001 for any intangibles acquired in a business combination initiated after June 30, 2001. After adoption of this pronouncement the Company will no longer amortize goodwill (approximately $227,000 from 2001), but may need to reapportion goodwill to other intangible assets and as a result may incur amortization on those intangible assets. Management does not expect that the adoption of this pronouncement to have a material impact on the Company's financial position or results of operations.


See accompanying independent auditors' report.

                  CREATIVE HOST SERVICES, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(1)     Summary of Significant Accounting Policies, Continued:

               In October 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires companies to record the fair value of a liability for asset retirement obligations in the period in which they are incurred. The statement applies to a company's legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, and development or through the normal operation of a long-lived asset. When a liability is initially recorded, the company would capitalize the cost, thereby increasing the carrying amount of the related asset. The capitalized asset retirement cost is depreciated over the life of the respective asset while the liability is accreted to its present value. Upon settlement of the liability, the obligation is settled at its recorded amount or the company incurs a gain or loss. The statement is effective for fiscal years beginning after June 30, 2002. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

               In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Statement 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a single accounting model for long-lived assets to be disposed of. New criteria must be met to classify the asset as an asset held-for-sale. This statement also focuses on reporting the effects of a disposal of a segment of a business. This statement is effective for fiscal years beginning after December 15, 2001. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

(2)     Property and Equipment:

        A summary at December 31, 2001 is as follows:

Food and beverage concession equipment                           $     16,209,560
Leasehold improvements                                                  3,881,472
Office equipment                                                          189,779
                                                                 ----------------

                                                                       20,280,811
Less accumulated depreciation and amortization                          4,750,569
                                                                 ----------------

                                                                 $     15,530,242
                                                                 ================

     Depreciation and amortization expense totaled $1,799,519 and $1,279,667 for the years ended December 31, 2001 and 2000, respectively.


See accompanying independent auditors' report.

                  CREATIVE HOST SERVICES, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(3)     Other Assets:

        Goodwill
        --------

         Goodwill, arising from the acquisition of GladCo. Enterprises, Inc., is being amortized over 20 years. A summary at December 31, 2001 is as follows:

               Goodwill                                           $    4,547,210
               Less accumulated amortization                             275,091
                                                                  --------------

                                                                  $    4,272,119
                                                                  ==============

         Amortization expense amounted to $219,174 and $55,917 for the years ended December 31, 2001 and 2000, respectively.

        Other
        -----

        A summary at December 31, 2001 is as follows:

               Franchise costs                                    $      335,909
               Loan fees                                                  72,218
               Other                                                       9,278
                                                                  --------------

                                                                         417,405

               Less accumulated amortization                             332,824
                                                                  --------------

                                                                  $       84,581
                                                                  ==============

         Amortization expense amounted to $66,569 and $18,686 for the years ended December 31, 2001 and 2000, respectively.

(4)     Accounts Payable and Accrued Expenses:

         Purchases from one supplier amounted to approximately $4,418,000 for the year ended December 31, 2001. Approximately $231,500 of the accounts payable was due to this supplier at December 31, 2001.


See accompanying independent auditors' report.

                  CREATIVE HOST SERVICES, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(5)     Notes Payable:

        A summary is as follows:

               Note payable to a bank, interest at 9% per annum,
                 due July 2004                                                            $      1,033,333
               Notes payable to former shareholders, interest at 9% per annum,
                 due in monthly installments of $8,493 through December 2002                        97,114
               Notes payable to former shareholders, interest at 9% per annum,
                 due in monthly installments of $4,797 through December 2003                       105,000
               Note payable to a finance company, interest at 13.1% per annum,
                 due in monthly installments of $1,264 through April 2004                            8,923
               Note payable to a finance company, interest at 11.1% per annum,
                 due in monthly installments of $7,909 through May 2002                             38,472
               Note payable to a corporation, interest at 8% per annum,
                 due in monthly installments of $1,784 through May 2006                             78,157
                                                                                          ----------------

                                                                                                 1,360,999
               Less current maturities                                                             603,972
                                                                                          ----------------

                                                                                          $        757,027
                                                                                          ================

        The following is a summary of the principal amounts payable over the next five years and thereafter:

               2002                                                                       $        603,972
               2003                                                                                476,181
               2004                                                                                253,252
               2005                                                                                 19,833
               2006                                                                                  7,761
                                                                                          ----------------

                                                                                          $      1,360,999
                                                                                          ================

See accompanying independent auditors' report.

                  CREATIVE HOST SERVICES, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(5)     Notes Payable, Continued:

        Convertible Debentures
        ----------------------

        In September 2000, the Company entered into a purchase agreement with an investment company to issue a total of $2,500,000 convertible debentures with interest at 7% per annum at a 5% discount rate and a warrant to purchase 125,000 shares of the Company's common stock at an exercise price of $6.86 per share. In September 2000, the Company issued $2,000,000 of the convertible debenture at a 5% discount rate, or $100,000, and the warrant. A payment of interest only is payable on the last day of each quarter starting December 31, 2000. The remaining principal balance of the debenture is payable in full in September 2003. The debentures are convertible at the option of the holder at any time after October 26, 2000 at the lesser of $7.70 per share or 85% of the average of the 5 lowest volume weighted average sales prices of the common stock during the past 25 trading days immediately preceding the notice of conversion. The intrinsic value of the beneficial conversion feature totaled $352,941 and has been charged to interest expense pursuant to EITF 98-5. The debenture is collateralized by substantially all assets of the Company. The fair value of the associated warrant was determined based on the Black-Scholes pricing method. The value of the warrants totaled $450,450 and was included in paid-in capital at December 31, 2000. The debenture, net of discounts totaling $550,450, has an effective interest rate of 30.2%. The discount is being amortized to interest expense over the life of the debenture using the interest rate method.

        During the year ended December 31, 2001, $1,193,642 of the outstanding debenture, including related interest was converted to 1,345,003 shares of common stock at an average rate of $0.89 per share.

      In August 2001, the Company paid off the remaining balance of $941,915, including principal and interest, of the convertible debenture, before its expiration date, with $1,200,00 cash obtained through bank financing. On the date of retirement, the intrinsic value of shares into which the debt was convertible was $1,619,163, of which $677,249 related to the beneficial conversion feature. The extinguishment of this debt gave rise to a gain of $419,163 which is presented net of related interest and discounting of the original note, net of $128,261 for the year ended December 31, 2001.

 (6)    Line of Credit:

          The Company has a $2,500,000 revolving line of credit with a bank expiring October 31, 2003. The line incurs an interest rate of 0.25% under the bank's reference rate (4.5% at December 31, 2001). The line is collateralized by inventory, furniture, equipment and intangible property. $1,779,888 was due the bank on the line at December 31, 2001. The Company must maintain the following covenants:

             Debt to worth                      .85 : 1.0
             Current ratio                       .9 : 1.0
             Debt coverage ratio                1.7 : 1.0 to June 30, 2002
                                                1.8 : 1.0 to December 31, 2002
                                                2.0 : 1.0 thereafter
             Capital expenditures limit        $5,000,000 per year
             Acquisition limit                 $5,000,000 per year


See accompanying independent auditors' report.

                  CREATIVE HOST SERVICES, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(7)     Leases Payable:

         Equipment leases payable, finance company, approximate average interest at 14.3%, are due in monthly installments through the year 2006, and are secured by food and beverage concession equipment.

        The following is a summary of the principal amounts payable over the next five years:

             2002                                               $      1,164,525
             2003                                                        980,449
             2004                                                        588,424
             2005                                                         14,134
             2006                                                          3,036
                                                                ----------------
             Total minimum lease payments                              2,750,568
             Less amount representing interest                           405,049
                                                                ----------------
             Present value of net minimum lease payments               2,345,519
             Less current maturities                                     916,302
                                                                ----------------
                                                                $      1,429,217
                                                                ================

 (8)    Income Taxes:

        For federal income tax return purposes, the Company has available net operating loss carryforwards of approximately $850,000, which expire through 2019 and are available to offset future income tax liabilities. Due to the completion of an initial public offering, there are significant limitations on the Company's ability to utilize this operating loss carryforward.

        Temporary differences which give rise to deferred tax assets and liabilities at December 31, 2001 and 2000 are as follows:

                                                                              2001           2000
                                                                         ----------------------------
               Current deferred tax asset (liability) arising from:

                 Net operating loss carryforward                         $    289,900    $    822,800
                 Accrued Vacation                                              27,200               -
                 State income taxes                                            26,600               -
                 Allowance for doubtful accounts                               14,600               -
                 AMT credit                                                    20,000               -
                 Insurance claim receivable                                   (81,500)              -
                                                                         ----------------------------
                                                                              296,800         822,800
               Less valuation allowance                                      (296,800)       (822,800)
                                                                         ----------------------------

                                                                         $          -    $          -
                                                                         ============================

               Long-term deferred tax asset (liability) arising from:

                 Depreciation and amortization                           $    845,800    $     97,060
                 Non-taxable business combination                            (195,000)       (200,000)
                                                                         ----------------------------
                                                                              650,800        (102,940)
                 Amortization of deferred tax                                  20,000           5,000
                                                                         ----------------------------
                                                                              670,800         (97,940)
               Less valuation allowance                                      (670,800)              -
                                                                         ----------------------------

                                                                         $          -    $    (97,940)
                                                                         ============================

See accompanying independent auditors' report.

                  CREATIVE HOST SERVICES, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(9)     Commitments and Contingencies:

         Leases
         ------

         The Company leases its office facility, and concession locations under various lease agreements expiring through 2010. Rental expense under operating leases totaled $4,523,047 and $3,577,693 for 2001 and 2000, respectively. As of December 31, 2001, future minimum rental payments required under operating leases, exclusive of additional rental payments based on concession sales and number of enplanements, are as follows:

               Year ending December 31,
                   2002                                  $      5,431,550
                   2003                                         5,479,477
                   2004                                         5,238,386
                   2005                                         4,941,672
                   2006                                         4,113,821
                   Thereafter                                   6,666,851
                                                         ----------------

                                                         $     31,871,757
                                                         ================

        In connection with the concessionaire agreements with various airport authorities, the Company has obtained surety bond coverage for the guarantee of lease payments in the event of non-performance under the agreements, in the aggregate amount of approximately $425,000. The insurer may seek indemnification from the Company for any amounts paid under these bonds.

        Capital Improvements
        --------------------

        The Company plans to make capital improvements at two of its locations. The cost of the capital improvements is estimated at approximately $3,500,000, excluding capitalized interest. The construction is expected to be completed by 2002.

See accompanying independent auditors' report.

                  CREATIVE HOST SERVICES, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(10)    Redeemable Common Stock:

         In connection with the business acquisition as described in Note 2, the Company issued 69,638 shares of its common stock for a portion of its purchase price. The Company agreed to permit the sellers to elect to require the Company to repurchase these shares when they are freely tradable at a price equal to the per share issuance price times the number of shares repurchased. 39,694 of these shares were redeemed for $285,003 in December 2001. 29,944 of these shares remain outstanding. Accordingly, these shares are excluded from stockholders' equity.

(11)    Common Stock:

        In September 2000, one purchase warrant was issued to an investment company in connection with a convertible debenture. The warrant entitles the holder to purchase 125,000 shares of the Company's common stock at an exercise price of $6.86 per share. The warrants are exercisable immediately and expire in September 2003.

        In January through July 2000, shareholders exercised 512,450 warrants to purchase common stock at an exercise price of $5.40 per share. The exercises generated proceeds, net of costs, totaling $2,567,898.

        In 2000, warrants to purchase 81,500 shares of stock were exercised for net proceeds of $149,425.

        In 2000, individuals exercised 229,100 warrants to purchase common stock. The individuals exercised the warrants on a "cashless" basis and as a result were issued 218,621 shares of the Company's common stock.

        In 2000, employees and directors of the Company exercised 70,500 options to purchase common stock at an average exercise price of $1.63. The exercises generated proceeds totaling $114,600. In 2000, the Company commenced three private placement offerings of 261,700, 211,000 and 125,000 shares of the Company's common stock at a purchase price of $5.00, $7.25 and $7.00 per share, respectively. The offerings generated proceeds, net of offering costs, totaling $1,133,120, $1,485,289 and $875,000, respectively.

        In 2001, $1,193,642 of a convertible debenture and the associated accrued interest were converted into 1,345,003 shares of common stock. See convertible debenture at Note (5).

(12)    Stock Options:

        The Company has adopted the 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan authorizes the issuance of 280,000 shares of the Company's common stock pursuant to the exercise of options granted thereunder. The Compensation Committee of the Board of Directors administers the Plan, selects recipients to whom options are granted and determines the number of shares to be awarded. Options granted under the 1997 Plan are exercisable at a price determined by the Compensation Committee at the time of grant, but in no event less than fair market value.

See accompanying independent auditors' report.

                  CREATIVE HOST SERVICES, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(12)    Stock Options, Continued:

        During the year ended December 31, 2001, the Company adopted the 2001 Stock Option Plan (the "2001 Plan"). The 2001 Plan authorized the issuance of 450,000 shares of the Company's common stock pursuant to the exercise of the options granted thereunder. All remaining terms are the same as the 1997 Plan. The Company granted 200,000 options under the 2001 Plan during the year.

        The number and weighted average exercise prices of options granted under both plans, for the years ended December 31, 2001 and 2000 are as follows:

                                                          2001                         2000
                                                  ----------------------       ---------------------
                                                                Average                     Average
                                                                Exercise                    Exercise
                                                   Number        Price         Number        Price
                                                   ------        -----         ------        -----
        Outstanding at beginning of the year        208,500  $    4.31           223,000  $   2.89
        Exercisable at end of the year              260,666       3.19           166,000      3.88
        Granted during the year                     205,000       1.17            66,000      6.23
        Exercised during the year                         -          -            80,500      1.63
        Expired during the year                       6,000       4.07                 -         -
        Outstanding at end of the year              407,500       2.93           208,500      4.31

        The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

        Proforma information regarding net income (loss) and income (loss) per share under the fair value method is as follows:

                                                         Year ended               Year ended
                                                      December 31, 2001        December 31, 2000
                                                      -----------------        -----------------
       Net income (loss)                              $        586,261          $       (68,328)

       Proforma expense associated with stock
             options Under SFAS123                             211,291                  329,587
                                                      ----------------          ---------------

       Proforma net income (loss)                     $        374,970          $      (397,915)
                                                      ================          ===============

       Net income (loss) per common share             $           0.05          $         (0.07)
                                                      ================          ===============

See accompanying independent auditors' report.

                  CREATIVE HOST SERVICES, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(12)   Stock Options, Continued:

       The fair value of each option is estimated on the date of grant using the present value of the exercise price and is pro-rated on the percent of time from the grant date to the end of the vesting period. The weighted-average fair value of the options on the grant date was $1.17 and $6.23 per share for 2001 and 2000, respectively. The following assumptions were used for grants in 2001 and 2000: risk free interest rates ranging from 5.68% and 6.19%, respectively, expected lives of five years; dividend yield of 0%; and expected volatility of 298.35% and 417.78%. respectively.

(13)   Warrants:

       On July 3, and October 2, 2000, the Company issued warrant dividends to its shareholders of record at an exercise price of 110% of the closing stock price on each of the dates. Each shareholder of record received one warrant for each 40 shares of stock owned. The Company issued 151,128 and 162,864 warrants at an exercise price of $13.20 and $8.32 per share in July and October 2000, respectively.

       At December 31, 2000, the Company had warrants outstanding that allow the holders to purchase up to 698,982 shares of common stock at exercise prices ranging from $1.38 to $13.20, expiring through November 2004.

       The number and weighted average exercise prices of the warrants for the years ended December 31, 2001 and 2000 are as follows:

                                                             2001                              2000
                                                  --------------------------         -------------------------
                                                                     Average                           Average
                                                                    Exercise                          Exercise
                                                  Number              Price          Number             Price
                                                  ------              -----          ------             -----
        Outstanding at beginning of the year         698,982         $  6.64            998,693        $ 13.61
        Outstanding at end of the year               698,982            6.64            698,982           6.64
        Exercisable at end of the year                     -               -                  -              -
        Granted during the year                            -               -            698,982           7.32
        Exercised during the year                          -               -            823,050           3.93
        Terminated during the year                         -               -            175,643           3.10

(14)    Employee Profit Sharing Plan:

     The Company has a salary reduction plan under the provision of Section 401(k) of the Internal Revenue Code. The plan covers all full-time employees who have completed one full year of service with the Company. Participation in the plan is voluntary. For those employees participating, up to 15% of annual compensation may be deferred as prescribed by the Internal Revenue Code. Company contributions to the plan are discretionary. No contributions were made to the plan for the years ended December 31, 2001 and 2000.

 (15)    Subsequent Events:

     In November 2001, the Company entered into a private placement agreement with an entity whereby they would sell to qualified buyers and accredited investors a minimum of 10 units with a maximum of 100 units. Each unit consists of $50,000 principal amount Series A 9% Subordinated Convertible Note due December 31, 2006 and 37,500 warrants to purchase the Company's common stock, par value of $0.001 per share, at an exercise price of $2.00 per share. Subsequent to year-end and through March 2002, approximately $945,000, before expenses, was raised through the sale of these units. The Company terminated the private placement in early March 2002.

     In January 2002, the Company agreed to sell its location in Atlantic City, New Jersey to a related party for $250,000. No gain or loss was recorded for this transaction as of December 31, 2001.

See accompanying independent auditors' report.

YOU    MAY    RELY    ON   THE   INFORMATION
CONTAINED   IN  THIS  PROSPECTUS.   WE  HAVE
NOT    AUTHORIZED    ANYONE    TO    PROVIDE
INFORMATION  DIFFERENT  FROM  THAT CONTAINED
IN  THIS PROSPECTUS.  NEITHER  THE  DELIVERY                  2,205,000 SHARES
OF  THIS PROSPECTUS NOR SALE OF COMMON STOCK                  OF COMMON STOCK
MEANS  THAT  INFORMATION  CONTAINED  IN THIS
PROSPECTUS  IS  CORRECT  AFTER  THE  DATE OF
THIS   PROSPECTUS.   THIS  PROSPECTUS IS NOT
AN  OFFER  TO  SELL  OR  A  SOLICITATION  OF
AN   OFFER   TO   BUY   THESE  SHARES OF THE
COMMON  STOCK  IN  ANY  CIRCUMSTANCES  UNDER
WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

_____________________

TABLE OF CONTENTS
                                   Page
                                   ----                  CREATIVE HOST
Prospectus  Summary                   2                  SERVICES, INC.
Risk  Factors                         3
Price  Range  of  Securities          7
Dividend  Policy                      7
Dilution                              7
Use  of  Proceeds                     7           _________________
Management's Discussions and
  Analysis of Financial                              PROSPECTUS
  Condition and Results                           _________________
  of Operations                       8
Business                             13
Management                           23
Executive  Compensation              25
Selling  Stockholders                27
Plan  of  Distribution               29
Principal  Stockholders              30
Description  of  Securities          31
Legal  Matters                       32
Available  Information               32
Experts                              32
Index to Consolidated
  Financial Statements              F-1



      Dealer  prospectus  delivery  obligation
until    ______,   2002;   all   dealers  that
effect   transactions   in   these securities,
whether or not participating in this offering,         MAY __, 2002
may  be  required  to  deliver  a  prospectus.
This   is   in   addition   to   the  dealers'
obligation   to   deliver  a  prospectus  when
acting   as   underwriters  and  with  respect
to their unsold allotments  or  subscriptions.

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     The laws of the State of Delaware and our corporate bylaws provide for indemnification of our directors and officers for liabilities and expenses that they may incur while acting in such capacities. In general, our directors and officers are indemnified for actions they take in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests. With respect to criminal actions or proceeds, they are indemnified if they had no reasonable cause to believe their actions were unlawful. In addition, their liability is limited by our Articles of Incorporation.

     We  do  not  currently  have  a policy of directors and officers insurance.

OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

     The following table sets forth our estimated expenses in connection with the distribution of the securities being registered. None of the expenses will be paid by selling securityholders. Except for SEC filing fees, all expenses have been estimated and are subject to future contingencies.


  SEC registration fee. . . . . . . . . . . . .  $   941.01
  Legal fees and expenses . . . . . . . . . . .   15,000.00
  Printing and engraving expenses . . . . . . .    3,000.00
  Accounting fees and expenses. . . . . . . . .   15,000.00
  Blue sky fees and expenses. . . . . . . . . .    5,000.00
  Transfer agent registration fees and expenses    1,000.00
  Miscellaneous Expenses. . . . . . . . . . . .    1,058.99

  Total . . . . . . . . . . . . . . . . . . . .  $41,000.00


RECENT  SALES  OF  UNREGISTERED  SECURITIES

     In September 2000, the Company entered into a purchase agreement with an investment company to issue a total of $2,500,000 convertible debentures with interest at 7% per annum at a 5% discount rate and a warrant to purchase 125,000 shares of the Company's common stock at an exercise price of $6.86 per share. In September 2000, the Company issued $2,000,000 of the convertible debenture at a 5% discount rate, or $100,000, and the warrant. This issuance was completed in accordance with Section 4(2) of the Securities Act of 1933, as amended, in that the negotiations and placement were accomplished in a private placement without any public solicitation.

     During the year ended December 31, 2001, $1,193,642 of the outstanding debenture, including related interest was converted to 1,345,003 shares of common stock at an average rate of $0.89 per share.

     In September 2000, one purchase warrant was issued to an investment company in connection with a convertible debenture. The warrant entitles the holder to purchase 125,000 shares of the Company's common stock at an exercise price of $6.86 per share. The warrants are exercisable immediately and expire in September 2003. This issuance was completed in accordance with Section 4(2) of the Securities Act of 1933, as amended, in that the negotiations and placement were accomplished in a private placement without any public solicitation.

     In January through July 2000, shareholders exercised 512,450 warrants to purchase common stock at an exercise price of $5.40 per share. The exercises generated proceeds, net of costs, totaling $2,567,898. These issuances were completed in accordance with Section 4(2) of the Securities Act of 1933, as amended. In 2000, warrants to purchase 81,500 shares of stock were exercised for net proceeds of $149,425.

     In 2000, individuals exercised 229,100 warrants to purchase common stock. The individuals exercised the warrants on a "cashless" basis and as a result were issued 218,621 shares of the Company's common stock. These issuances were completed in accordance with Section 4(2) of the Securities Act of 1933, as amended.

     In 2000, employees and directors of the Company exercised 70,500 options to purchase common stock at an average exercise price of $1.63. The exercises generated proceeds totaling $114,600. This issuance was completed in accordance with Section 4(2) of the Securities Act of 1933, as amended.

     In 2000, the Company commenced three private placement offerings of 261,700, 211,000 and 125,000 shares of the Company's common stock at a purchase price of $5.00, $7.25 and $7.00 per share, respectively. The offerings generated proceeds, net of offering costs, totaling $1,133,120, $1,485,289 and $875,000, respectively. These placements were completed in accordance with Section 4(2) of the Securities Act of 1933, as amended, in that the negotiations and placement were accomplished in a private placement without any public solicitation.

     In 2001, $1,193,642 of a convertible debenture and the associated accrued interest were converted into 1,345,003 shares of common stock. See convertible debenture at Note (5).

     On July 3, and October 2, 2000, the Company issued warrant dividends to its shareholders of record at an exercise price of 110% of the closing stock price on each of the dates. Each shareholder of record received one warrant for each 40 shares of stock owned. The Company issued 151,128 and 162,864 warrants at an exercise price of $13.20 and $8.32 per share in July and October 2000, respectively.

     On January 29, 2002, the Company closed on a private placement of 18.9 Units to 14 accredited investors. Each Unit consists of one $50,000 principal amount convertible note and warrants to purchase 37,500 shares of common stock at an exercise price of $2.00 per share. This issuance was completed in accordance with Section 4(2) of the Securities Act of 1933, as amended, in that the negotiations and placement were accomplished in a private placement without any public solicitation.


EXHIBITS

Exhibit  No.     Description
------------     -----------

     3.1     Amended  and  Restated  Articles  of  Incorporation*
     3.2     Bylaws*
     4.1     Specimen  Certificate  for  Common  Stock*
     4.3     Warrant  Agreement  (including  form  of  Warrant  Certificate)*
     4.4     The  Company's  2001  Stock  Option  Plan  for Directors, Executive
             Officers,  Employees  and  Key  Consultants*
      5      Opinion of Cutler Law Group
     10.1    1997  Stock  Option  Plan*
     10.2    Employment  Agreement  between  the  Company  and  Sayed  Ali*
     10.3    Lease Space In The Cedar Rapids Municipal Airport Terminal For The
             Purpose of Operating Food/Beverage, News/Gift, And Airline Catering
             Concessions dated as of September 16, 1996 between the Company and
             Cedar Rapids Airport Commission.*
     10.4    Food  And  Beverage  Concession  Agreement  And  Lease dated as of
             October 4, 1996 between the Company and Richland -Lexington Airport
             District.*
     10.5    Agreement  between  the  Company  and  Delta  Airlines.*
     10.6    Concession  And  Lease  Agreement dated as of May 24, 1996 between the  Company  and  Lehigh-Northhampton  Airport  Authority.*
     10.7    Food And Beverage Concession Agreement And Lease Bluegrass Airport
             between the Company and Lexington-Fayette Urban County Airport
             Board.*
     10.8    Food  And  Beverage Concession Agreement dated as of July 26, 1995 between  the  Company  and  Outagamie  County.*
     10.9    Food  And  Beverage Lease And Concession Agreement dated as of May
             17, 1996 between the Company and Roanoke Regional Airport
             Commission.*
     10.10   Food  And  Beverage  Concession Agreement dated as of October 24,
             1995 between the Company and the County of Dane.*
     10.11   Food And Beverage Concession Lease Agreement dated as of June 10,
             1994  between  the  Company  and  the  Port  of  Portland.*
     10.12   Concession  Agreement  dated  as  of  March  25, 1995 between the
             Company  and  City  of  Los  Angeles.*
     10.13   License  And  Use  Agreement  Food/Beverage  Service Aspen/Pitkin
             County  Airport 1994 Through 1999 dated as of April 1994 between the Company and Board of County Commissions of Pitkin County
             Colorado.*
     10.14   Food  Court  Agreement  dated as of November 14, 1996 between the
             Company  and  City  and  County  of  Denver.*
     10.15   Agreement  between  the Company and the City and County of Denver as  of  November  19,  1996.*
     10.16   Agreement  dated  as  of February 8, 1996 between the Company and the  County  of  Orange.*
     10.17   Concession  Agreement for Food and Beverage Operations at the Des
             Moines International Airport between the Company and the City of
             Des Moines, Iowa  dated  as  of  June  2,  1997.**
     10.18   Concession Agreement between the City of Los Angles Department of
             Airports and the Companing Covering the Operation and Management
             of the Food and Beverage Package #3 Concession at Ontario
             International  Airport.**
     10.19   Concession Agreement and Lease between the Piedmont Triad Airport
             Authority  and  the  Company.**
     10.20   Form  of  Franchise  Agreement.*
     10.21   TCBY  Franchise  Agreement  dated  October  29, 1996 between TCBY
             Systems,  Inc.,  and  St.  Clair  Development  Corporation.*
     10.22   Industrial  Real Estate Lease between the Company and WHPX-S Real
             Estate  Limited  Partnership.*
     10.23   Employment  Agreement  between  the  Company and Sayed Ali, Dated
             January  1,  2000.***
     10.24   Purchase  Agreement  between  Creative  Host  Services,  Inc. and
             Edwin L. Klett, Louis Coccoli, Jr., Herbert H. Gill and the Virgil
             Gladieux marital  Trust  dated  as  of  September  28,  2000.****
     10.25   Securities  Purchase  Agreement,  dated as of September 26, 2000, between Creative Host Services, Inc. and GCA Strategic Investment
             Fund Limited.****
     10.26   Convertible  Debenture,  dated as of September 26,2000, issued by
             Creative Host Services, Inc. to GCA Strategic Investment Fund
             Limited.****
     10.27   Warrant,  dated  as of September 26,2000, issued by Creative Host
             Services, Inc. to GCA Strategic Investment Fund Limited.****
     10.28   Registration  Rights  Agreement,  dated  as of September 26,2000, between Creative Host Services, Inc. and GCA Strategic Investment
             Fund Limited.****
     10.29   Escrow Agreement, dated as of September 26,2000, between Creative
             Host Services, Inc. and GCA Strategic Investment Fund Limited and
             the Law Offices  of  Kim  T.  Stephens.****
     10.30   Sysco  Corporation Master Distribution Agreement dated January 3,
             2000.*****
     10.31   Form  of  Convertible  Promissory Note dated January 29, 2002 and due  December  31,  2006.
     10.32   Form  of  Purchase  Warrant  for  shares exercisable at $2.00 per share.
     23.1    Consent of Cutler Law Group (included in opinion Exhibit 5)
     23.2    Consent of Stonefield Josephson, Inc.
_____________
* Incorporated by reference from the exhibits included with the Company's Registration Statement (No. 333-6722) on Form SB-2 filed with the SEC on April 3, 1997.

**Incorporated by reference from the exhibits included with the Company's Annual Report (No. 000-22845) on Form 10-KSB filed with the SEC on March 31, 1998.

***Incorporated by reference from the exhibits included in the Company's Form S-3 Registration Statement filed with the SEC on March 13, 2000.

****Incorporated by reference from the exhibits included in the Company's Form 8-K filed with the SEC on October 9, 2000.

*****Incorporated by reference from the exhibits included in the Company's Form 10KSB/A filed with the SEC on October 16, 2001.

UNDERTAKINGS

The  undersigned  Registrant  hereby  undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication such issue.

     (5) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (6) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 1, 2002.


                              Creative  Host  Services,  Inc.


                              By:              /s/  Sayed  Ali
                                      ------------------------
                                   Sayed  Ali,  President  and
                                   Chief  Executive  Officer